Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-180273

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 29, 2012)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$500,000,000 1.750% Notes due 2018

Our US$500,000,000 aggregate principal amount of notes due 2018 (the “Notes”) will bear interest at a rate of 1.750% per annum, payable semi-annually in arrears on February 27 and August 27 of each year. The first interest payment on the Notes will be made on August 27, 2013 in respect of the period from (and including) February 27, 2013 to (but excluding) August 27, 2013. The Notes will mature on February 27, 2018.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

We will use the net proceeds from the sale of the Notes to extend loans to support projects funded, in whole or in part, by us that promote the transition to low-carbon and climate resilient growth. See “Use of Proceeds.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.672%	US$	498,360,000
Underwriting discounts	0.300%	US$	1,500,000
Proceeds to us, before expenses	99.372%	US$	496,860,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including February 27, 2013.

Application has been made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, admission of the Notes to the Official List of, and the quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about February 27, 2013.

Joint Bookrunners and Lead Managers

BofA Merrill Lynch	SEB Enskilda

Prospectus Supplement Dated February 20, 2013

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “(Won)” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated June 29, 2012. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-180273, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission of the Notes to the Official List of, and the quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$500,000,000 aggregate principal amount of 1.750% notes due February 27, 2018 (the “Notes”).

The Notes will bear interest at a rate of 1.750% per annum, payable semi-annually in arrears on February 27 and August 27 of each year. The first interest payment on the Notes will be made on August 27, 2013 in respect of the period from (and including) February 27, 2013 to (but excluding) August 27, 2013. Interest on the Notes will accrue from February 27, 2013, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

Application has been made to the SGX-ST for the listing and quotation of the Notes. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. If accepted, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about February 27, 2013, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes to extend loans to support projects funded, in whole or in part, by us that promote the transition to low-carbon and climate resilient growth (“Eligible Projects”). Examples of Eligible Projects may include projects that, among others:

•	foster clean sources of energy, such as wind, hydroelectric and solar energy, or encourage fossil fuel substitution to lower dependence on fossil fuels;

•	promote production of energy efficient products and appliances, such as those with energy efficient display panels, to reduce energy use and carbon emissions; or

•	reduce and filter waste to minimize emission of harmful materials, such as water treatment projects.

These examples are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us during the term of the Notes.

In connection with the selection of Eligible Projects, we will use internationally recognized guidelines from the Organisation for Economic Co-operation and Development to establish our internal working procedures as well as adhere to applicable Korean environmental laws and regulations. We will also conduct a financial feasibility assessment of each potential Eligible Project, which will be conducted according to our internal commercial standards. Loans will be extended to Eligible Projects following a comprehensive evaluation process.

An amount equal to the net proceeds of the issue of the Notes will be credited to a special account that will support our lending for Eligible Projects. So long as the Notes are outstanding and the special account has a positive balance, at the end of every fiscal quarter, funds will be deducted from the special account and added to our general lending pool in an amount equal to all disbursements from that pool made during such quarter in respect of Eligible Projects.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated June 29, 2012. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of and for the nine months ended September 30, 2012 and 2011 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of June 30, 2012, we had (Won)50,771 billion of outstanding loans, including (Won)29,409 billion of outstanding export credits, (Won)17,524 billion of outstanding overseas investment credits and (Won)2,782 billion of outstanding import credits, as compared to (Won)47,959 billion of outstanding loans, including (Won)27,904 billion of outstanding export credits, (Won)15,565 billion of outstanding overseas investment credits and (Won)2,235 billion of outstanding import credits as of December 31, 2011.

Capitalization

As of September 30, 2012, our authorized capital was (Won)8,000 billion and our capitalization was as follows:

	September 30, 2012 (1)
	(billions of Won) (unaudited)
Long-Term Debt (2)(3)(4)(5):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		1,790
Export-Import Financing Debentures		29,126

Total Long-term Debt	(Won)	30,916

Capital and Reserves:
Paid-in Capital (6)	(Won)	7,138
Retained Earnings		1,501
Legal Reserve		299
Voluntary Reserve		968
Unappropriated Retained Earnings		234
Accumulated Other Comprehensive Income		53

Total Capital and Reserve	(Won)	8,692

Total Capitalization	(Won)	39,608

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since September 30, 2012.
(2)	We have translated borrowings in foreign currencies as of September 30, 2012 into Won at the rate of (Won)1,118.6 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on September 30, 2012.
(3)	As of September 30, 2012, we had contingent liabilities totaling (Won)54,663 billion, which consisted of (Won)40,195 billion under outstanding guarantees and acceptances and (Won)14,469 billion under contingent guarantees and acceptances issued on behalf of our clients.
(4)	As of September 30, 2012, we had entered into 125 interest rate related derivative contracts with a notional amount of (Won)15,795 billion and 227 currency related derivative contracts with a notional amount of (Won)17,646 billion in accordance with our policy to hedge interest rate and currency risks.

(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of September 30, 2012, authorized ordinary share capital was (Won)8,000 billion and issued fully-paid ordinary share capital was (Won)7,138 billion.

Business

Government Support and Supervision

In May 2012, the Government contributed (Won)779 billion in the form of shares of common stock of Korea Expressway Corporation and Korea Asset Management Corporation to our capital. In September 2012, the Government contributed (Won)100 billion in the form of shares of common stock of Korea Expressway Corporation to our capital. As of September 30, 2012, our paid-in capital was (Won)7,138 billion compared to (Won)6,259 billion as of December 31, 2011.

Selected Financial Statement Data

Recent Developments

As of September 30, 2012, we had (Won)51,868 billion of outstanding loans, including (Won)27,288 billion of outstanding export credits, (Won)17,547 billion of outstanding overseas investment credits and (Won)2,786 billion of outstanding import credits, as compared to (Won)50,771 billion of outstanding loans, including (Won)29,409 billion of outstanding export credits, (Won)17,524 billion of outstanding overseas investment credits and (Won)2,782 billion of outstanding import credits as of June 30, 2012.

The following tables present financial information for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 and June 30, 2012:

	Nine Months Ended September 30,
	2012		2011
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	1,357	(Won)	1,009
Total Interest Expenses		1,090		768
Net Interest Income (Expenses)		267		241
Total Revenues		3,743		3,168
Total Expenses		3,439		2,731
Income before Income Taxes		304		437
Income Tax Benefit (Expense)		(71)		(106)
Net Income		234		331

	As of September 30, 2012 (unaudited)		As of June 30, 2012 (unaudited)
	(billions of Won)
Balance Sheet Data
Total Loans (1)	(Won)	51,868	(Won)	50,771
Total Borrowings (2)		48,499		48,037
Total Assets		60,063		59,569
Total Liabilities		51,371		51,082
Total Shareholders’ Equity (3)		8,692		8,487

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the nine months ended September 30, 2012, we had net income of (Won)234 billion compared to net income of (Won)331 billion for the nine months ended September 30, 2011.

The principal factors for the decrease in net income for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 included:

•

a decrease in dividend income to (Won)18 billion in the nine months ended September 30, 2012 from (Won)107 billion in the corresponding period of 2011, primarily due to a decrease in our securities; and

•

an increase in provision for possible loan losses to (Won)289 billion in the nine months ended September 30, 2012 from (Won)202 billion in the corresponding period of 2011, primarily due to an increase in our loans.

The above factors were partially offset by an increase in gain on disposal of available-for-sale securities to (Won)59 billion in the nine months ended September 30, 2012 from (Won)0 billion in the corresponding period of 2011, primarily due to the sale of our equity interest in Korea Exchange Bank.

As of September 30, 2012, our total assets increased by 0.8% to (Won)60,063 billion from (Won)59,569 billion as of June 30, 2012, primarily due to a 2.2% increase in loans to (Won)51,868 billion as of September 30, 2012 from (Won)50,771 billion as of June 30, 2012.

As of September 30, 2012, our total liabilities increased by 0.6% to (Won)51,371 billion from (Won)51,082 billion as of June 30, 2012. The increase in liabilities was primarily due to a 0.4% increase in borrowings and debentures to (Won)48,499 billion as of September 30, 2012 from (Won)48,307 billion as of June 30, 2012.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The appreciation of the Won against the U.S. dollar as of September 30, 2012 compared to June 30, 2012 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of September 30, 2012, our total shareholders’ equity increased by 2.4% to (Won)8,692 billion from (Won)8,487 billion as of June 30, 2012, primarily due to the Government’s (Won)100 billion contribution to our capital in September 2012.

Results of Operations

The following tables present financial information for the six months ended June 30, 2012 and 2011 and as of June 30, 2012 and December 31, 2011:

	Six Months Ended June 30,
	2012		2011
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	871	(Won)	649
Total Interest Expenses		712		477
Net Interest Income (Expenses)		159		172
Total Revenues		2,694		1,637
Total Expenses		2,511		1,358
Income before Income Taxes		183		279
Income Tax Benefit (Expense)		(39)		(66)
Net Income		144		213

	As of June 30, 2012 (unaudited)		As of December 31, 2011
	(billions of Won)
Balance Sheet Data
Total Loans (1)	(Won)	50,771	(Won)	47,959
Total Borrowings (2)		48,037		44,556
Total Assets		59,569		55,133
Total Liabilities		51,082		47,624
Total Shareholders’ Equity (3)		8,487		7,509

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the six months ended June 30, 2012, we had net income of (Won)144 billion compared to net income of (Won)213 billion for the six months ended June 30, 2011.

The principal factors for the decrease in net income for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 included:

•

provision for possible loan losses of (Won)179 billion in the six months ended June 30, 2012 compared to reversals of (Won)10 billion of provision for possible loan losses in the corresponding period of 2011, primarily due to an increase in our loans; and

•	a decrease in dividend income to (Won)18 billion in the six months ended June 30, 2012 from (Won)46 billion in the corresponding period of 2011, primarily due to a decrease in our securities.

The above factors were partially offset by (1) an increase in gain on disposal of available-for-sale securities to (Won)59 billion in the six months ended June 30, 2012 from (Won)0 billion in the corresponding period of 2011, primarily due to the sale of our equity interest in Korea Exchange Bank and (2) an increase in reversals of provision for acceptance and guarantee losses to (Won)64 billion in the six months ended June 30, 2012 from (Won)22 billion in the corresponding period of 2011, primarily due to a decrease in guarantees.

As of June 30, 2012, our total assets increased by 8% to (Won)59,569 billion from (Won)55,133 billion as of December 31, 2011, primarily due to a 6% increase in loans to (Won)50,771 billion and a 54% increase in due from banks to (Won)4,172 billion as of June 30, 2012 from (Won)47,959 billion of loans and (Won)2,708 billion of due from banks, respectively, as of December 31, 2011.

As of June 30, 2012, our total liabilities increased by 7% to (Won)51,082 billion from (Won)47,624 billion as of December 31, 2011. The increase in liabilities was primarily due to a 14% increase in debentures to (Won)45,018 billion as of June 30, 2012 from (Won)39,576 billion as of December 31, 2011, which was partially offset by a 36% decrease in borrowings to (Won)3,364 billion as of June 30, 2012 from (Won)5,284 billion as of December 31, 2011.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar during the six months ended June 30, 2012 compared to the corresponding period of 2011 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of June 30, 2012, our total shareholders’ equity increased by 13% to (Won)8,487 billion from (Won)7,509 billion as of December 31, 2011, primarily due to the Government’s (Won)779 billion contribution to our capital during the first half of 2012.

Operations

Loan Operations

In the first half of 2012, we provided total loans of (Won)27,057 billion, an increase of 39.7% from the corresponding period of 2011.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2012:

	June 30, 2012		As % of June 30, 2012 Total
	(billions of Won)
Export Credits (1)
Ships	(Won)	7,964	16%
Industrial Plants		9,467	19
Machinery		1,349	3
Foreign Exchange Bought		2,913	6
Trade Bill Rediscount		2,181	4
Others (2)		5,535	11

Sub-total		29,409	58

Overseas Investment Credits		17,524	35
Import Credits		2,782	5
Others (3)		74	0
Call Loans and Inter-bank Loans in Foreign Currency		982	2

Total	(Won)	50,771	100%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.

Source: Internal accounting records

Export Credits

As of June 30, 2012, export credits in the amount of (Won)29,409 billion represented 58% of our total outstanding loans. Our disbursements of export credits amounted to (Won)20,239 billion in the first half of 2012, an increase of 40% over the corresponding period of 2011, which was mainly due to an increase in export credits for construction of industrial plants.

Overseas Investment Credits

As of June 30, 2012, overseas investment credits amounted to (Won)17,524 billion, representing 35% of our total outstanding loans. Our disbursements of overseas investment credits in the first half of 2012 increased by 57% to (Won)4,166 billion from the corresponding period of 2011, primarily due to increased disbursements in overseas natural resources developments projects undertaken by Korean companies.

Import Credits

As of June 30, 2012, import credits in the amount of (Won)2,782 billion represented 5% of our total outstanding loans. Our disbursements of import credits amounted to (Won)2,652 billion in the first half of 2012, an increase of 16% from the corresponding period of 2011, which was mainly due to increased demand in financing for materials used for export and domestic consumption.

Guarantee Operations

Guarantee commitments as of June 30, 2012 decreased to (Won)55,782 billion from (Won)61,443 billion as of December 31, 2011. Guarantees we had confirmed as of June 30, 2012 decreased to (Won)40,483 billion from (Won)42,470 billion as of December 31, 2011.

In the first half of 2012, we issued project related confirmed guarantees in the amount of (Won)10,967 billion, a decrease of 12% from the corresponding period of 2011, which was mainly due to a decrease in refund guarantees resulting from a downturn in the global shipbuilding industry.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2012 and 2011—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2012, categorized by type of exposure extended:

		June 30, 2012
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	12,181	14%
B	Loans in Foreign Currencies		34,646	39
C	Loans (A+B)		46,827	53
D	Other Loans		2,961	3
E	Call Loans and Inter-bank Loans in Foreign Currency		982	1
F	Loan Credits (C+D+E)		50,770	57
G	Allowances for Possible Loan Losses		(1,961)	2
H	Present Value Discount (PVD)		(24)	0
I	Loan Credits including PVD (F-G-H)		48,785	55
J	Guarantees		40,483	45
K	Credit Exposure (I+J)	(Won)	89,268	100%

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2012, categorized by geographic area (1)(2):

	June 30, 2012		As % of June 30, 2012 Total
	(billions of Won, except for percentages)
Asia	(Won)	42,416	83
Europe		4,990	10
America		2,830	6
Africa		535	1
Oceania		—	—

Total	(Won)	50,771	100%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

Individual Exposure

As of June 30, 2012, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)6,025 billion.

As of June 30, 2012, our second largest and third largest Credit Exposures were to Hyundai Heavy Industries in the amount of (Won)4,874 billion and to Samsung Heavy Industries in the amount of (Won)3,616 billion, respectively.

The following table sets out our five largest Credit Exposures as of June 30, 2012 (1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	(Won)	502	(Won)	5,522	(Won)	6,025
2	Hyundai Heavy Industries		650		4,224		4,874
3	Samsung Heavy Industries		227		3,389		3,616
4	Samsung Engineering		47		2,631		2,678
5	GS Engineering & Construction		730		1,792		2,522

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2012.

	As of June 30, 2012
	Loan Amount (1)		Minimum Reserve Ratio	Loan Loss Reserve (2)
	(in billions of Won, except percentages)
Normal	(Won)	85,055	0.85%	(Won)	1,382
Precautionary		4,693	7.0%		859
Sub-standard		213	20.0%		90
Doubtful		74	50.0%		61
Estimated Loss		214	100.0%		204

Total	(Won)	90,248		(Won)	2,596

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

Non-performing assets (“NPA”) are assets classified as substandard, doubtful and estimated loss. The following table sets out our 10 largest non-performing assets as of June 30, 2012.

Borrower	Loans		Guarantees		Total
	(billions of Won)
Keumho Tires Co., Ltd.	(Won)	25	(Won)	24	(Won)	49
Samho Shipbuilding Co., Ltd.		41		—		41
21st Century Shipbuilding Co., Ltd.		8		26		34
Pyeongsan		33		—		33
Samwhan Co., Ltd.		4		21		25
Dalian Oriental Precision & Engineering Co., Ltd.		21		—		21
Taesan LCD(Suzhou) Co., Ltd.		20		—		20
Ilsung.		8		12		20
Hongwon Paper Mtg. Co., Ltd.		16		—		16
Daebong Acrotec Co., Ltd.		—		12		12

Total	(Won)	176	(Won)	95	(Won)	271

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2012, the amount of our non-performing assets was (Won)501 billion, a decrease of 14% from (Won)580 billion as of December 31, 2011. As of June 30, 2012, our non-performing asset ratio was 0.6%, compared to 0.7% as of December 31, 2011.

The following table sets forth information regarding our loan loss reserves as of June 30, 2012:

	June 30, 2012
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	2,596
NPA (B) (1)		501
Total Equity (C)		8,487
Reserve to NPA (A/B)		518%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as assets classified as substandard, doubtful and estimated loss.

Source: Internal accounting records.

Investments

As of June 30, 2012, our total investment in securities amounted to (Won)4,433 billion, representing 7% of our total assets. In February 9, 2012, we sold 40,314,387 shares of common stock, which represented 100% of our holding of common stock in Korea Exchange Bank, for (Won)479.7 billion.

The following table sets out the composition of our investment securities as of June 30, 2012:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	4,179	94%
Securities Held-to-Maturity		—	—
Investments in Associates		253	6

Total	(Won)	4,433	100%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2012 and 2011—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2012, we had issued a total amount of (Won)40,483 billion in confirmed guarantees and acceptances, of which (Won)38,219 billion, representing 94.4% of the total amount, was classified as normal and (Won)2,161 billion, representing 5.3% of the total amount, was classified as precautionary, and (Won)104 billion, representing 0.3% of the total amount, was classified as substandard or below.

Derivatives

As of June 30, 2012, our outstanding loans made at floating rates of interest totaled approximately (Won)32,368 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)32,730 billion, including those raised in Japanese yen, British pounds, Swiss francs, Singapore dollars, Hong Kong dollars, Mexican pesos and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2012, we had entered into 205 currency related derivative contracts with a notional amount of (Won)15,737 billion and valuation for BIS capital ratio purposes of (Won)158 billion and had entered into 124 interest rate related derivative contracts with a notional amount of (Won)16,389 billion and valuation for BIS capital ratio purposes of (Won)3 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2012 and 2011—Note 16”.

Sources of Funding

We raised a net total of (Won)29,669 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2012, an increase of 46.1% from (Won)20,314 billion in the corresponding period of 2011. The total loan repayments, including prepayments by our clients, during the first half of 2011 amounted to (Won)23,575 billion, an increase of 38.4% from (Won)17,036 billion during the corresponding period of 2011.

As of June 30, 2012, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)3,980 billion during the first half of 2012.

During the first half of 2012, we issued eurobonds in the aggregate principal amount of US$3,232 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 197.4% increase from US$1,637 million in the corresponding period of 2011. These bond issues consisted of offerings of US$843 million, HKD 1,497 million, Russian ruble (“RUB”) 660 million, CNY 298 million, IDR 70,000 million, JPY 49,040 million, AUD 60 million, CHF 100 million, EUR 117 million, MXN 844 million, Turkish lira (“TRY”) 79 million, South African rand (“ZAR”) 420 million and BRL 1,849 million. In addition, we issued global bonds during the first half of 2012 in the aggregate amount of US$2,250 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$700 million in the corresponding period of 2011. As of June 30, 2012, the outstanding amounts of our notes and debentures were US$17,481 million, AUD 440 million, CNY 3,323 million, JPY 313,080 million, CHF 975 million, Euro 2,085 million, IDR 5,807,220 million, INR 9,835 million, PEN 266 million, PHP 11,350 million, SGD 603 million, TRY 339 million, TWD 600 million, ZAR 420 million, RUB 660 million, SAR 750 million, NZD 212 million, HKD 8,017 million, Mexican peso 4,144 million, Malaysian Ringgit 3,255 million, Brazilian Real 2,847 million and Thai Baht 15,200 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of June 30, 2012, the outstanding amount of such borrowings from foreign financial institutions was US$1,929 million.

As of June 30, 2012, our total paid-in capital amounted to (Won)7,038 billion, and the Government, The Bank of Korea and the Korea Finance Corporation owned 67.1%, 16.5% and 16.4%, respectively, of our paid-in capital.

As of June 30, 2012, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)48,037 billion, was equal to 19% of the authorized amount of (Won)249,159 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2012:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2012		2013		2014		2015		Thereafter
Won	(Won)	4,150	(Won)	3,220	(Won)	630	(Won)	460	(Won)	520
Foreign		4,699		6,905		6,575		7,024		12,255

Total Won Equivalent	(Won)	8,849	(Won)	10,125	(Won)	7,205	(Won)	7,484	(Won)	12,775

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2012, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2012, our foreign currency assets maturing within three months exceeded our foreign currency liabilities coming due within the corresponding period by US$6,824 million, and our foreign currency assets coming due within six months and one year exceeded our foreign currency liabilities maturing within such periods by US$6,553 million and US$5,541 million, respectively. As of June 30, 2012, our total foreign currency liabilities exceeded our total foreign currency assets by US$5,861 million.

Capital Adequacy

As of June 30, 2012, our capital adequacy ratio was 11.3%, an increase from 10.6% as of December 31, 2011, which was primarily due to an increase in paid-in capital.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2012:

	June 30, 2012
	(billions of Won, except for percentages)
Tier I	(Won)	7,870
Paid-in Capital		7,038
Retained Earnings		1,411
Deductions from Tier I Capital		(579)
Capital Adjustments		—
Deferred Tax Asset		(453)
Others		(126)
Tier II (General Loan Loss Reserves)		1,050
Deductions from all capital		—
Total Capital		8,920
Risk Adjusted Assets		78,660
Capital Adequacy Ratios
Tier I		10.0%
Tier I and Tier II		11.3%

Source: Internal accounting records.

Employees

As of June 30, 2012, we had 861 employees. As of June 30, 2012, 522 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011

	Korean won
	2012		2011
	(In millions)
ASSETS
Due from banks (Notes 3, 20 and 23)	(Won)	4,172,199	(Won)	2,707,643
Securities (Notes 4 and 20)		4,432,518		3,948,931
Loans, net (Notes 5, 6, 20 and 22)		48,872,764		46,117,902
Tangible assets (Note 7)		32,060		33,182
Other assets (Notes 8, 16 and 19)		2,059,951		2,325,685

	(Won)	59,569,492	(Won)	55,133,343

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 20 and 22)	(Won)	48,037,032	(Won)	44,555,746
Other liabilities (Notes 10, 11, 12, 13 and 16)		3,045,191		3,068,297

		51,082,223		47,624,043

SHAREHOLDERS’ EQUITY:
Capital stock (Note 14)		7,038,055		6,258,755
Accumulated other comprehensive income (Notes 4, 16 and 21)		37,902		(50,307)
Retained earnings (Note 14)		1,411,312		1,300,852

		8,487,269		7,509,300

	(Won)	59,569,492	(Won)	55,133,343

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
OPERATING REVENUES:
Interest income (Notes 17 and 22):
Interest on due from banks	(Won)	29,937	(Won)	14,946
Interest on securities		1,136		100
Interest on loans		840,051		633,752

		871,124		648,798

Gain on valuation and disposal of securities:
Gain on disposal of available-for-sale securities		59,321		—
Reversal of impairment of available-for-sale securities		81		—

		59,402		—

Gain on valuation and disposal of loans:
Reversal of allowance for possible loan losses		—		9,953
Gain on disposal of loans		2		22

		2		9,975

Foreign exchange trading income		848,893		55,406

Gain on derivatives (Note 16):
Gain on derivatives—trading		247,286		60,892
Gain on valuation of derivatives		297,021		510,978
Gain on valuation of fair value hedged items		115,228		125,371

		659,535		697,241

Commission:
Commission income (Note 22)		44,772		31,651
Guarantee income		106,963		107,838

		151,735		139,489

Dividend on available-for-sale securities		18,335		46,224

Other operating revenues:
Reversal of allowances for possible losses on acceptance and guarantee (Note 11)		63,781		21,744
Reversal of allowances for possible losses on loan commitments (Note 11)		8,624		9,639
Other operating revenues		2,543		2,252

		74,948		33,635

Total operating revenues		2,683,974		1,630,768

OPERATING EXPENSES:
Interest expenses (Notes 17 and 22):
Interest on call money		2,609		5,861
Interest on borrowings		27,942		19,026
Interest on debentures		681,741		451,859

		712,292		476,746

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME—(CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
Impairment loss on available-for-sale securities	(Won)	121	(Won)	1,795

Loss on valuation and disposal of loans:
Provision for possible loan losses (Note 6)		178,629		—
Loss on disposal of loans		8,805		—

		187,434		—

Foreign exchange trading losses		419,254		502,744

Loss on derivatives (Note 16):
Loss on derivatives trading		267,595		59,300
Loss on valuation of derivatives		546,125		67,143
Loss on valuation of fair value hedged items		285,854		170,881

		1,099,574		297,324

Commission expenses		3,151		3,153

General and administrative expenses (Note 18)		81,053		72,150

Contribution to miscellaneous funds		2,850		3,305

Loss from repayment of debentures		553		—

Other operating expenses:
Provision for others (Note 12)		960		—
Other operating expenses		188		119

		1,148		119

Total operating expenses		2,507,430		1,357,336

OPERATING INCOME		176,544		273,432
NON-OPERATING INCOME		10,754		6,144
NON-OPERATING EXPENSES		3,882		684

NET INCOME BEFORE INCOME TAX EXPENSE		183,416		278,892
INCOME TAX EXPENSE (Note 19)		39,339		65,965

NET INCOME	(Won)	144,077	(Won)	212,927

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Capital stock		Accumulated other comprehensive income (loss)		Retained earnings		Total
	(In millions)
January 1, 2011	(Won)	5,158,755	(Won)	197,740	(Won)	1,166,391	(Won)	6,522,886
Dividends		—		—		(12,340)		(12,340)

Balance after appropriations		5,158,755		197,740		1,154,051		6,510,546
Increase in capital stock		1,050,000		—		—		1,050,000
Net income		—		—		212,927		212,927
Gain on valuation of available-for-sale securities		—		(111,291)		—		(111,291)
Gain on valuation of securities using equity method		—		788		—		788

June 30, 2011	(Won)	6,208,755	(Won)	87,237	(Won)	1,366,978	(Won)	7,662,970

January 1, 2012	(Won)	6,258,755	(Won)	(50,307)	(Won)	1,300,852	(Won)	7,509,300
Dividends		—		—		(33,617)		(33,617)

Balance after appropriations		6,258,755		(50,307)		1,267,235		7,475,683
Increase in capital stock		779,300		—		—		779,300
Net income		—		—		144,077		144,077
Gain on valuation of available-for-sale securities		—		90,980		—		90,980
Loss on cash flow hedging derivatives		—		(195)		—		(195)
Loss on valuation of securities using equity method		—		(2,576)		—		(2,576)

June 30, 2012	(Won)	7,038,055	(Won)	37,902	(Won)	1,411,312	(Won)	8,487,269

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	144,077	(Won)	212,927

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debenture discounts		82,998		82,802
Impairment loss on available-for-sale securities		121		1,795
Provision for possible loan losses		178,629		—
Loss on disposal of loans		8,805		—
Foreign exchange trading losses		311,480		477,803
Loss on valuation of derivatives		546,125		67,143
Loss on hedged items		285,854		170,881
Provision for severance benefits		3,602		4,570
Depreciation		1,731		1,565
Amortization		793		630
Provision for others		960		—
Loss on repayment of debentures		553		—
Loss on disposal of tangible assets		—		1
Loss on valuation of securities using the equity method		102		—
Amortization of present-value discount		(4,854)		(2,887)
Amortization of premium on debentures		(796)		—
Amortization of discount on foreign debentures		(538)		—
Gain on disposal of available-for-sale securities		(59,321)		—
Reversal of allowances for possible loan losses		—		(9,953)
Gain on disposition of loans		(2)		(22)
Foreign exchange trading income		(806,035)		(32,661)
Gain on valuation of derivatives		(297,021)		(510,978)
Gain on hedged items		(115,228)		(125,371)
Reversal of allowances for possible losses on acceptance and guarantee		(63,781)		(21,744)
Reversal of allowances for possible losses on loan commitment		(8,624)		(9,639)
Gain on disposal of tangible assets		(53)		(15)
Gain on valuation of securities using the equity method		(10,312)		(5,332)

		55,188		88,588

Changes in assets and liabilities resulting from operations:
Net decrease (increase) in available-for-sale securities		478,144		(5,096)
Net decrease in securities using the equity method		1,824		627
Net increase in loans		(2,978,307)		(697,256)
Net decrease (increase) in accounts receivable		(1,882)		126
Net decrease in accrued income	(Won)	4,851	(Won)	6,814
Net decrease (increase) in prepaid expense		(20,398)		12,945
Net increase in prepayment		—		(69)
Net decrease (increase) in deferred income tax assets		32,999		(3,869)

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
Net decrease in derivatives assets		522,738		156,845
Payment of severance benefits		(3,471)		(1,445)
Net decrease in allowances for others		(193)		—
Net decrease in unpaid foreign exchange liabilities		(73,767)		(323,784)
Net decrease in accounts payable		(80,215)		(81,215)
Net increase (decrease) in accrued expenses		39,876		(40,883)
Net increase in deferred revenue		19,220		384
Net decrease in derivatives liabilities		(295,883)		(164,036)
Others, net		(99,933)		12,501

		(2,454,397)		(1,127,411)

Net cash used in operating activities		(2,255,132)		(825,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in tangible assets		(556)		(343)
Net increase in intangible assets		(1,081)		(571)
Others, net		(3,386)		(318)

Net cash used in investing activities		(5,023)		(1,232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in borrowings in foreign currencies		(1,857,298)		(37,163)
Net decrease in call money		(68,323)		(181,601)
Net increase (decrease) in debentures in local currency		1,436,822		(82,934)
Net increase in debentures in foreign currencies		4,248,111		391,946
Net increase in capital		—		50,000
Net increase in guarantee deposits received		(984)		—
Payment of dividends		(33,617)		(12,340)

Net cash provided by financing activities		3,724,711		127,908

NET INCREASE (DECREASE) IN DUE FROM BANKS		1,464,556		(699,220)
DUE FROM BANKS, BEGINNING OF PERIOD		2,707,643		1,610,027

DUE FROM BANKS, END OF PERIOD (Note 23)	(Won)	4,172,199	(Won)	910,807

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

1. GENERAL:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., import and export), investments and resources development activities. As of June 30, 2012, the Bank operates 10 domestic branches, 4 overseas subsidiaries, and 15 overseas offices.

The Bank’s authorized capital is (Won)8,000,000 million, and through numerous capital increases since the establishment, its paid-in capital is (Won)7,038,055 million as of June 30, 2012. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”), and Korea Finance Corporation hold 67.06%, 16.55% and 16.39%, respectively, of the ownership of the Bank as of June 30, 2012.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund since June 1987 and the Inter-Korean Cooperation Fund since March 1991. The funds are accounted separately and not included in the Bank’s non-consolidated financial statements. The Bank receives a fee from the Government for the trustee service.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of non-consolidated financial statement presentation

The Bank maintains its accounting records in Korean won and prepares non-consolidated financial statements in the Korean language in conformity with the EXIM Bank Act and the related accounting principles. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these non-consolidated financial statements are intended solely for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements.

The Bank’s accounting policies applied for the accompanying non-consolidated financial statements are the same as the policies applied for the preparation of non-consolidated financial statements for the year ended December 31, 2011.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

3. DUE FROM BANKS:

(1) Due from banks as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	Financial institution	Interest (%)	2012		2011
Due from banks in local currency	Reserve deposit	—	(Won)	16	(Won)	18
	Demand deposits	—		828		973
	Time deposits	3.66-4.14		589,000		592,000
	Others	1.90-3.85		646,950		387,550

				1,236,794		980,541

Due from banks in foreign currencies	Demand deposits	—		11,602		84,079
	Others (*)	Federal funds rate-0.18 and others		2,923,803		1,643,023

				2,935,405		1,727,102

			(Won)	4,172,199	(Won)	2,707,643

(*) As of June 30, 2012 and December 31, 2011, the Bank has the restricted deposits amounting to (Won)255,590 million and (Won)109,379 million, respectively, which are provided in the Bank of America and others as credit support annex for derivative transactions.

(2) Due from banks by financial institution as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012						2011
	Due from banks in local currency		Due from banks in foreign currencies		Total		Due from banks in local currency		Due from banks in foreign currencies		Total
BOK	(Won)	16	(Won)	—	(Won)	16	(Won)	18	(Won)	—	(Won)	18
Banks		604,828		2,934,251		3,539,079		607,523		1,725,937		2,333,460
Others		631,950		1,154		633,104		373,000		1,165		374,165

	(Won)	1,236,794	(Won)	2,935,405	(Won)	4,172,199	(Won)	980,541	(Won)	1,727,102	(Won)	2,707,643

(3) The maturities of due from banks as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	(Won)	900,794	(Won)	216,000	(Won)	120,000	(Won)	1,236,794
Due from banks in foreign currencies		1,756,696		80		1,178,629		2,935,405

	(Won)	2,657,490	(Won)	216,080	(Won)	1,298,629	(Won)	4,172,199

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	(Won)	198,000	(Won)	142,550	(Won)	639,991	(Won)	980,541
Due from banks in foreign currencies		1,218,690		—		508,412		1,727,102

	(Won)	1,416,690	(Won)	142,550	(Won)	1,148,403	(Won)	2,707,643

4. SECURITIES:

(1) Securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Available-for-sale securities	(Won)	4,179,425	(Won)	3,700,301
Securities using the equity method		253,093		248,630

	(Won)	4,432,518	(Won)	3,948,931

(2) Available-for-sale securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Equity securities:
Marketable equity securities	(Won)	283,732	(Won)	571,514
Non-marketable equity securities		3,867,540		3,099,621
Beneficiary certificates		2,995		3,003
Equity investment		21,594		21,286

		4,175,861		3,695,424
Debt securities:
Other securities in foreign currencies		3,564		4,877

	(Won)	4,179,425	(Won)	3,700,301

1) Debt securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Face amount		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	(Won)	18,076	(Won)	18,638	(Won)	18,167	(Won)	3,564	(Won)	3,564

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Face amount		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	(Won)	17,435	(Won)	17,996	(Won)	17,618	(Won)	4,877	(Won)	4,877

(*1)	The difference between face value and acquisition cost is amortized using the effective interest rate method.
(*2)	Fair value of debt securities in foreign currency was calculated by using standard price for the latest transaction date presented by Euroclear, a securities and depository clearing house.

2) The maturities of debt securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	(Won)	—	(Won)	153	(Won)	3,339	(Won)	72	(Won)	3,564

2011

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	(Won)	—	(Won)	123	(Won)	3,944	(Won)	810	(Won)	4,877

3) Marketable equity securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Number of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
Industrial Bank of Korea	8,501,153	1.56	(Won)	106,264	(Won)	108,390
SK Networks Co., Ltd.	9,886,160	3.98		99,850		85,614
Keumho Tires Co., Inc. (*)	7,197,800	5.70		63,046		84,992
SAMT Co., Inc. (*)	3,459,279	4.32		3,781		3,532
Hanchang Paper Co., Ltd. (*)	1,293,600	2.50		653		690
JY Solutec Co., Ltd. (*)	546,667	1.72		358		514

			(Won)	273,952	(Won)	283,732

(*)	Shares of Keumho Tires Co., Inc.; SAMT Co., Inc.; Hanchang Paper Co., Ltd.; and JY Solutec Co., Ltd. are restricted for sale as of June 30, 2012. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, the Korea Asset Pricing (“KAP”).

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Number of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
Korea Exchange Bank (“KEB”)	40,314,387	6.25	(Won)	475,710	(Won)	296,311
Industrial Bank of Korea	8,501,153	1.56		159,396		106,264
SK Networks Co., Ltd.	9,886,160	3.98		131,980		99,850
Keumho Tires Co., Inc. (*)	7,197,800	6.77		40,891		63,046
SAMT Co., Inc. (*)	3,459,279	4.32		3,865		3,781
UNISON	156,363	0.37		946		1,251
Hanchang Paper Co., Ltd. (*)	1,293,600	2.50		653		653
JY Solutec Co., Ltd. (*)	546,667	1.72		290		358

			(Won)	813,731	(Won)	571,514

(*)	Shares of Keumho Tires Co., Inc.; SAMT Co., Inc.; Hanchang Paper Co., Ltd.; and JY Solutec Co., Ltd. are restricted for sale as of December 31, 2011. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, KAP.

4) Non-marketable equity securities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Number of shares	Ownership (%)	Book value before fair value adjustment		Book value (*1)
Korea Expressway Corp.	319,158,802	12.82	(Won)	3,059,864	(Won)	3,069,989
Korea Asset Management Corp. (*2)	44,482,396	25.86		380,520		381,392
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		317,136		293,927
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		69,863		71,260
Pantech Co., Ltd.	58,713,052	3.33		25,540		25,892
Daehan Shipbuilding Corp.	2,863,400	10.32		21,278		20,144
Korea Ship Finance	254,000	14.99		1,646		1,866
Ajinpaper Co., Ltd.	66,100	2.34		858		874
Cosmotech Co., Ltd.	1,978,000	4.29		595		623
Korea Money Brokerage Corp.	11,134	0.56		433		413
SB Telcom	420,984	3.29		210		210
Daewoo Electronics Corp.	1,122	0.21		166		169
Korea Data Systems Co., Ltd. (redeemable preferred stock)	320	0.01		—		—
Others	1,370,063	—		950		781

			(Won)	3,879,059	(Won)	3,867,540

(*1)

As of June 30, 2012, the Bank recorded the fair value of the shares of Korea Expressway Corp.; Kyobo Life Insurance Co., Ltd.; Industrial Bank of Korea (preferred stock); Pantech Co., Ltd.; Daehan Shipbuilding

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

Corp.; Korea Ship Finance; Ajinpaper Co., Ltd.; Cosmotech Co., Ltd.; SB Telcom; Daewoo Electronics Corp.; and Korea Data Systems Co., Ltd. (redeemable preferred stock) by using the fair value information from KAP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Pantech Co., Ltd.; Daewoo Electronics Corp.; SB Telcom; and Korea Data Systems Co., Ltd. (redeemable preferred stock) are restricted for sale as of June 30, 2012.
(*2)	As of June 30, 2012, the shares of Korea Asset Management Corp. are classified into available-for-sale securities because Korea Asset Management Corp. is a partially owned subsidiary of another entity.

2011

	Number of shares	Ownership (%)	Book value before fair value adjustment		Book value (*)
Korea Expressway Corp.	280,961,704	11.82	(Won)	2,695,829	(Won)	2,659,864
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		307,704		317,136
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		104,794		69,863
Pantech Co., Ltd.	58,713,052	3.33		23,837		25,540
Daehan Shipbuilding Corp.	2,863,400	10.32		24,116		21,278
Korea Ship Finance	254,000	14.99		1,528		1,646
Korea Asset Management Corp.	244,000	0.14		1,220		1,220
Ajinpaper Co., Ltd	66,100	2.34		866		858
Cosmotech Co., Ltd.	1,978,000	4.29		595		595
Korea Money Brokerage Corp.	11,134	0.56		323		433
SB Telcom	420,984	3.29		210		210
Daewoo Electronics Corp.	1,122	0.21		194		167
Korea Data Systems Co., Ltd. (redeemable preferred stock)	320	0.01		1		—
Others	1,408,347	—		1,511		811

			(Won)	3,162,728	(Won)	3,099,621

(*)	As of December 31, 2011, the Bank recorded the fair value of the shares of Korea Expressway Corp.; Kyobo Life Insurance Co., Ltd.; Industrial Bank of Korea (preferred stock); Pantech Co., Ltd.; Daehan Shipbuilding Corp.; Korea Ship Finance; Daewoo Electronics Corp.; and Korea Data Systems Co., Ltd. (redeemable preferred stock) by using the fair value information from KAP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp.; Pantech Co., Ltd.; SB Telcom; and Korea Data Systems Co., Ltd. (redeemable preferred stock) are restricted for sale as of December 31, 2011.

5) Beneficiary certificates as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	(Won)	3,003	(Won)	2,995

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	(Won)	5,606	(Won)	3,003

6) Equity investments as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Resource Development Fund 1	9.16	(Won)	20,929	(Won)	20,929
KEXIM Resource Development Fund 2	7.14		665		665

		(Won)	21,594	(Won)	21,594

2011

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Resource Development Fund 1	9.16	(Won)	20,929	(Won)	20,929
KEXIM Resource Development Fund 2	7.46		357		357

		(Won)	21,286	(Won)	21,286

(3) Details of securities using the equity method as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	Ownership (%)	Acquisition costs		Book value
				2012		2011
KEXIM Bank UK Limited	100.00	(Won)	44,378	(Won)	51,561	(Won)	48,460
KEXIM Vietnam Leasing Co.	100.00		17,518		10,178		10,275
PT. KOEXIM Mandiri Finance	85.00		42,120		26,757		25,270
KEXIM Asia Limited	100.00		7,879		51,429		49,139
Credit Guarantee and Investment Facility (“CGIF”) (*)	14.29		115,380		113,168		115,486

		(Won)	227,275	(Won)	253,093	(Won)	248,630

(*)	As of June 30, 2012, CGIF is classified into securities using the equity method because the Bank has significant influence in the way of representation on the board of directors or equivalent governing body of the investee.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

1) As of June 30, 2012 and December 31, 2011, the valuation gain and loss on securities using the equity method are as follows (Korean won in millions):

2012

	Beginning balance		Dividend		Gain		Accumulated other comprehensive income		Others		Ending balance
KEXIM Bank UK Limited	(Won)	48,460	(Won)	(-)424	(Won)	3,186	(Won)	—	(Won)	339	(Won)	51,561
KEXIM Vietnam Leasing Co.		10,275		—		(-)102		—		5		10,178
PT. KOEXIM Mandiri Finance		25,270		(-)446		2,906		—		(-)973		26,757
KEXIM Asia Limited		49,139		(-)954		3,300		(-)78		22		51,429
CGIF		115,486		—		920		(-)3,289		51		113,168

	(Won)	248,630	(Won)	(-)1,824	(Won)	10,210	(Won)	(-)3,367	(Won)	(-)556	(Won)	253,093

2011

	Beginning balance		Dividend		Gain		Accumulated other comprehensive income		Others		Ending balance
KEXIM Bank UK Limited	(Won)	46,705	(Won)	(-)151	(Won)	1,387	(Won)	—	(Won)	519	(Won)	48,460
KEXIM Vietnam Leasing Co.		8,783		—		1,382		—		111		10,275
PT. KOEXIM Mandiri Finance		22,332		(-)185		3,034		—		88		25,270
KEXIM Asia Limited		43,731		(-)291		4,582		595		522		49,139
CGIF		113,890		—		156		—		1,440		115,486

	(Won)	235,441	(Won)	(-)627	(Won)	10,541	(Won)	595	(Won)	2,680	(Won)	248,630

Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s non-consolidated financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

2) The summary of financial positions and operating results of the entities in securities using the equity method as of June 30, 2012 and December 31, 2011, is as follows (Korean won in millions):

2012

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	(Won)	458,638	(Won)	410,616	(Won)	48,022	(Won)	2,137
KEXIM Vietnam Leasing Co.		108,220		98,991		9,229		(-)173
PT. KOEXIM Mandiri Finance		201,523		176,160		25,363		2,715
KEXIM Asia Limited		337,780		288,366		49,414		3,133
CGIF		793,315		1,139		792,176		6,551

	(Won)	1,899,476	(Won)	975,272	(Won)	924,204	(Won)	14,363

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	(Won)	454,747	(Won)	408,760	(Won)	45,987	(Won)	1,775
KEXIM Vietnam Leasing Co.		106,020		96,622		9,398		1,522
PT. KOEXIM Mandiri Finance		191,597		167,496		24,101		2,706
KEXIM Asia Limited		368,062		320,770		47,292		4,606
CGIF		1,436,298		707,679		728,619		785

	(Won)	2,556,724	(Won)	1,701,327	(Won)	855,397	(Won)	11,394

3) Changes in valuation gain (loss) on available-for-sale securities and securities using the equity method recorded in accumulated other comprehensive income for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

2012

	Beginning balance	Unrealized loss	Disposition	Ending balance
Available-for-sale securities	(Won)(-)51,159	(Won)(-)30,680	(Won)121,660	(Won)39,821
Securities using the equity method	852	(-)2,576	—	(-)1,724

	(Won)(-)50,307	(Won)(-)33,256	(Won)121,660	(Won)38,097

2011

	Beginning balance	Unrealized gain(loss)	Disposition	Ending balance
Available-for-sale securities	(Won)197,353	(Won)(-)250,653	(Won)2,141	(Won)(-)51,159
Securities using the equity method	387	465	—	852

	(Won)197,740	(Won)(-)250,188	(Won)2,141	(Won)(-)50,307

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

5. LOANS:

(1) Loans outstanding as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Loans in local currency:
Loans for export	(Won)	8,540,030	(Won)	7,687,598
Loans for overseas investment		1,484,120		1,271,457
Loans for import		1,507,018		1,293,707
Others		649,712		275,277

		12,180,880		10,528,039

Loans in foreign currencies:
Loans for export		15,151,394		15,374,527
Loans for overseas investment		15,195,009		14,270,392
Trading note rediscount loans		2,180,682		1,990,901
Loans for import		980,069		940,826
Overseas funding loans		822,124		777,729
Domestic usance bills		294,487		256,340
Interbank loans		713,690		113,315
Others		23,076		23,066

		35,360,531		33,747,096
Changes in fair values of loans in foreign currencies (*)		284,075		303,575
Deferred loan origination fees		(-)195,926		(-)173,290

		35,448,680		33,877,381

Call loans in local currency		—		90,000
Call loans in foreign currencies		268,150		1,449,861
Notes bought		—		34,406
Bills bought		2,913,114		2,038,759
Advances for customers		47,909		70,381

Total loans before allowances for possible loan losses		50,858,733		48,088,827
Allowances for possible loan losses		(-)1,985,969		(-)1,970,925

Loans, net of allowances for possible loan losses	(Won)	48,872,764	(Won)	46,117,902

(*)	Interest rate swap was contracted to hedge the changes in the fair value of loans in foreign currencies resulting from the volatility in interest rates. The gain or loss on valuation of loans in foreign currencies was recognized as changes in fair values of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Loans classified by customer as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Large corporations	(Won)	10,906,812	(Won)	18,562,399	(Won)	709,969	(Won)	30,179,180	59.44
Small and medium companies		1,156,118		1,385,436		3,545		2,545,099	5.01
Public sector and others		117,950		15,412,696		2,515,659		18,046,305	35.54

	(Won)	12,180,880	(Won)	35,360,531	(Won)	3,229,173	(Won)	50,770,584	100.00

2011

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Large corporations	(Won)	8,337,060	(Won)	14,254,993	(Won)	1,888,017	(Won)	24,480,070	51.04
Small and medium companies		1,983,583		2,797,277		82,358		4,863,218	10.14
Public sector and others		207,396		16,694,826		1,713,032		18,615,254	38.82

	(Won)	10,528,039	(Won)	33,747,096	(Won)	3,683,407	(Won)	47,958,542	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

(3) Loans to other financial institutions as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Banks		Others		Total
Loans in local currency	(Won)	150,000	(Won)	—	(Won)	150,000
Loans in foreign currencies		1,915,308		3,103,429		5,018,737
Other		27,272		2,126,069		2,153,341

	(Won)	2,092,580	(Won)	5,229,498	(Won)	7,322,078

2011

	Banks		Others		Total
Loans in local currency	(Won)	330,000	(Won)	—	(Won)	330,000
Loans in foreign currencies		1,679,510		2,168,895		3,848,405
Other		—		2,584,329		2,584,329

	(Won)	2,009,510	(Won)	4,753,224	(Won)	6,762,734

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(4) Loans classified by industry as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	(Won)	9,552,512	(Won)	13,666,843	(Won)	704,885	(Won)	23,924,240	47.12
Transportation		132,790		7,101,663		—		7,234,453	14.25
Finance and insurance		150,000		5,108,737		2,153,341		7,322,078	14.42
Wholesale and retail		916,563		1,746,629		223,624		2,886,816	5.69
Real estate		—		17,884		—		17,884	0.04
Construction		1,214,306		1,168,480		1,908		2,384,694	4.70
Public sector and others		214,709		6,640,295		145,415		7,000,419	13.78

	(Won)	12,180,880	(Won)	35,360,531	(Won)	3,229,173	(Won)	50,770,584	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of bills bought in foreign currencies, advances for customers and call loans in foreign currencies.

2011

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	(Won)	8,079,117	(Won)	13,016,262	(Won)	690,587	(Won)	21,785,966	45.43
Transportation		132,790		7,691,419		—		7,824,209	16.31
Finance and insurance		330,000		3,848,405		2,584,329		6,762,734	14.10
Wholesale and retail		1,107,705		1,747,770		203,087		3,058,562	6.38
Real estate		—		17,876		—		17,876	0.04
Construction		726,070		1,177,641		—		1,903,711	3.97
Public sector and others		152,357		6,247,723		205,404		6,605,484	13.77

	(Won)	10,528,039	(Won)	33,747,096	(Won)	3,683,407	(Won)	47,958,542	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of notes bought, bills bought in foreign currencies, advances for customers and call loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(5) Loans classified by risk-possessive country as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

(*1)	Loans in local currency		Loans in foreign currencies (*2)		Others		Total		Ratio (%)
Asia:
Korea	(Won)	12,180,880	(Won)	19,157,839	(Won)	344,597	(Won)	31,683,316	62.40
Saudi Arabia		—		2,050,631		5,974		2,056,605	4.05
India		—		1,018,244		198,840		1,217,084	2.40
Iran		—		468,870		724,391		1,193,261	2.35
Qatar		—		754,462		—		754,462	1.49
Indonesia		—		740,564		10,913		751,477	1.48
Oman		—		656,512		—		656,512	1.29
United Arab Emirates		—		144,083		385,737		529,820	1.04
Others		—		2,567,835		1,005,371		3,573,206	7.03

		12,180,880		27,559,040		2,675,823		42,415,743	83.53

Europe:
England		—		1,339,134		1,212		1,340,346	2.64
Russia		—		833,266		209,536		1,042,802	2.05
Greece		—		847,485		—		847,485	1.67
Sweden		—		508,008		—		508,008	1.00
France		—		425,561		5,490		431,051	0.85
Belgium		—		308,079		1,909		309,988	0.61
Netherlands		—		183,636		63,056		246,692	0.49
Others		—		193,242		69,924		263,166	0.52

		—		4,638,411		351,127		4,989,538	9.83

America:
Brazil		—		682,056		3,647		685,703	1.35
United States		—		486,606		183,870		670,476	1.32
Canada		—		572,254		—		572,254	1.13
Mexico		—		416,368		4,295		420,663	0.83
Others		—		479,106		1,668		480,774	0.95

		—		2,636,390		193,480		2,829,870	5.58

Africa:
Madagascar		—		524,979		—		524,979	1.03
Others		—		1,711		8,743		10,454	0.03

		—		526,690		8,743		535,433	1.06

	(Won)	12,180,880	(Won)	35,360,531	(Won)	3,229,173	(Won)	50,770,584	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

(*1)	Loans in local currency		Loans in foreign currencies (*2)		Others		Total		Ratio (%)
Asia:
Korea	(Won)	10,528,039	(Won)	18,580,339	(Won)	1,833,550	(Won)	30,941,928	64.52
Saudi Arabia		—		1,885,855		20,417		1,906,272	3.97
Iran		—		925,023		542,365		1,467,388	3.06
India		—		942,057		25,316		967,373	2.02
Qatar		—		780,558		385		780,943	1.63
Indonesia		—		650,432		6,064		656,496	1.37
Singapore		—		234,261		41,353		275,614	0.57
Yemen		—		237,266		—		237,266	0.49
Others		—		1,932,046		539,295		2,471,341	5.15

		10,528,039		26,167,837		3,008,745		39,704,621	82.78

Europe:
England		—		1,301,998		4,371		1,306,369	2.72
Russia		—		651,824		230,712		882,536	1.84
Greece		—		799,693		—		799,693	1.67
Sweden		—		536,909		—		536,909	1.12
France		—		439,995		6,867		446,862	0.93
Belgium		—		331,132		2,654		333,786	0.70
Netherlands		—		195,943		69,026		264,969	0.55
Others		—		110,342		130,072		240,414	0.50

		—		4,367,836		443,702		4,811,538	10.03

America:
United States		—		548,428		164,577		713,005	1.49
Brazil		—		655,817		1,009		656,826	1.37
Canada		—		551,833		—		551,833	1.15
Peru		—		176,702		—		176,702	0.37
Others		—		740,905		2,413		743,318	1.55

		—		2,673,685		167,999		2,841,684	5.93

Africa:
Nigeria		—		12,986		265		13,251	0.03
Others		—		524,752		62,696		587,448	1.23

		—		537,738		62,961		600,699	1.26

	(Won)	10,528,039	(Won)	33,747,096	(Won)	3,683,407	(Won)	47,958,542	100.00

(*1)	Risk-possessive country means the country where an entity burdened with substantial risk belongs to.
(*2)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(6) Changes in present-value discounts relating to the troubled debt restructuring for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

2012

	Discount rate (%)	Term (years)	Beginning balance		Addition		Amortization	Changes in exchange rate	Ending balance
Troubled debt restructuring	2.87-13.85	1-13	(Won)	29,327	(Won)	—	(Won)(-)4,853	(Won)10	(Won)	24,484

2011

	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
Troubled debt restructuring	2.87-13.85	1-14	(Won)	34,422	(Won)219	(Won)(-)5,654	(Won)340	(Won)29,327

(*)	As of February 20, 2004, the Bank restructured the remaining balance of USD 299 million overdue loan to Russia (USD 422 million—the principal and interest amounting to USD 262 million and USD 160 million, respectively, at the time of restructuring) after the reduction of unpaid interest of USD 123 million in accordance with the bilateral agreement between the Government and Russian government. As of June 30, 2012 and December 31, 2011, the balance of restructured loan to Russia was (Won)141,439 million and (Won)170,755 million, respectively, and the balance of present-value discounts was (Won)23,287 million and (Won)24,835 million, respectively.

(7) The maturities of loans as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	2,391,728	(Won)	3,638,983	(Won)	2,508,734	(Won)	8,539,445	16.82
Due after 3 months to 6 months		2,443,006		4,922,625		628,256		7,993,887	15.75
Due after 6 months to 1 year		3,139,162		3,109,531		92,143		6,340,836	12.49
Due after 1 year to 2 years		2,102,085		2,291,001		—		4,393,086	8.65
Due after 2 years to 3 years		721,597		2,284,501		—		3,006,098	5.92
Due after 3 years to 4 years		157,794		816,885		—		974,679	1.92
Due after 4 years to 5 years		156,395		1,741,826		—		1,898,221	3.74
Due after 5 years		1,069,113		16,555,179		40		17,624,332	34.71

	(Won)	12,180,880	(Won)	35,360,531	(Won)	3,229,173	(Won)	50,770,584	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Loans in local currency		Loans in foreign currencies (*)		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	1,513,037	(Won)	3,752,854	(Won)	2,718,926	(Won)	7,984,817	16.65
Due after 3 months to 6 months		3,752,968		3,826,765		342,342		7,922,075	16.52
Due after 6 months to 1 year		2,359,783		3,036,335		517,352		5,913,470	12.33
Due after 1 year to 2 years		975,549		2,115,546		—		3,091,095	6.44
Due after 2 years to 3 years		244,559		2,573,155		—		2,817,714	5.87
Due after 3 years to 4 years		639,380		520,397		—		1,159,777	2.42
Due after 4 years to 5 years		74,392		1,103,659		—		1,178,051	2.46
Due after 5 years		968,371		16,818,385		104,787		17,891,543	37.31

	(Won)	10,528,039	(Won)	33,747,096	(Won)	3,683,407	(Won)	47,958,542	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.

6. ALLOWANCES FOR POSSIBLE LOAN LOSSES:

(1) As of June 30, 2012 and December 31, 2011, loan balances and allowances for possible loan losses by credit risk classification are as follows (Korean won in millions):

2012

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	(Won)	9,948,426	(Won)	163,225	1.64
	Precautionary		2,047,770		613,231	29.95
	Substandard		108,501		47,252	43.55
	Doubtful		46,014		43,591	94.73
	Estimated loss		30,169		30,169	100.00

			12,180,880		897,468	7.37

Loans in foreign currencies	Normal		34,000,907		763,823	2.25
	Precautionary		484,252		40,056	8.27
	Substandard		65,516		28,532	43.55
	Doubtful		3,087		2,939	95.21
	Estimated loss		93,079		93,079	100.00

			34,646,841		928,429	2.68

Other	Normal		2,909,754		108,911	3.74
	Precautionary		1		—	—
	Substandard		2		1	50.00
	Doubtful		7,204		6,818	94.64
	Estimated loss		44,342		44,342	100.00

			2,961,303		160,072	5.41

		(Won)	49,789,024	(Won)	1,985,969	3.99

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of (Won)713,690 million and call loans of (Won)268,150 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of (Won)280 million are included. Deferred loan origination fees of (Won)(-)195,926 million and changes in fair values of loans in foreign currencies of (Won)284,075 million are not included.

2011

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	(Won)	8,560,491	(Won)	132,711	1.55
	Precautionary		1,775,052		535,146	30.15
	Substandard		109,091		47,509	43.55
	Doubtful		36,682		34,766	94.78
	Estimated loss		46,723		46,723	100.00

			10,528,039		796,855	7.57

Loans in foreign currencies	Normal		33,348,449		821,990	2.46
	Precautionary		52,777		9,329	17.68
	Substandard		95,042		41,391	43.55
	Doubtful		13,917		13,199	94.84
	Estimated loss		123,596		123,596	100.00

			33,633,781		1,009,505	3.00

Other	Normal	(Won)	2,034,709	(Won)	83,648	4.11
	Precautionary		34,406		8,200	23.83
	Substandard		—		—	—
	Doubtful		44,786		42,390	94.65
	Estimated loss		30,327		30,327	100.00

			2,144,228		164,565	7.67

		(Won)	46,306,048	(Won)	1,970,925	4.26

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of (Won)113,315 million and call loans of (Won)1,539,861 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of (Won)682 million are included. Deferred loan origination fees of (Won)(-)173,290 million and changes in fair values of loans in foreign currencies of (Won)303,575 million are not included.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Changes in allowances for possible loan losses for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Beginning balance	(Won)	1,970,925	(Won)	1,481,962
Allowances for possible loan losses (*)		178,629		502,544
Write-off		(-)157,590		(-)19,845
Decrease in present-value discounts		(-)4,854		(-)5,654
Changes in exchange rates and others		(-)1,134		11,918

Ending balance	(Won)	1,985,969	(Won)	1,970,925

(*)	Provision for loan possible losses in the above table includes an amortization of the present-value discounts.

(3) The ratio of allowances to loans for the six months ended June 30, 2012, and for the years ended December 31, 2011 and 2010, is as follows (Korean won in millions):

	2012.06.30		2011.12.31		2010.12.31
Loans subject to allowances for possible loan losses	(Won)	49,789,024	(Won)	46,306,048	(Won)	39,590,015
Allowances for possible loan losses (*)	(Won)	1,961,486	(Won)	1,941,598	(Won)	1,447,540

Ratio (%)		3.94		4.19		3.66

(*)	Allowances for possible loan losses exclude the present-value discounts.

7. TANGIBLE ASSETS:

(1) Tangible assets and the related accumulated depreciation as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012						2011
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	(Won)	4,484	(Won)	—	(Won)	4,484	(Won)	4,484	(Won)	—	(Won)	4,484
Buildings		45,208		(-)21,045		24,163		45,208		(-)20,288		24,920
Vehicles		2,678		(-)2,005		673		2,743		(-)1,927		816
Equipment		17,862		(-)15,374		2,488		17,647		(-)14,685		2,962
Construction in progress		252		—		252		—		—		—

	(Won)	70,484	(Won)	(-)38,424	(Won)	32,060	(Won)	70,082	(Won)	(-)36,900	(Won)	33,182

(2) The officially declared value of land at June 30, 2012 and December 31, 2011, as announced by the Ministry of Land, Transport and Maritime Affairs, was (Won)104,756 million and (Won)103,924 million, respectively. The officially declared value, which is used for government purposes, is not intended to represent fair value.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(3) Changes in book value of tangible assets for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

2012

	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		24,920		—		—		(-)756		24,164
Vehicles		816		102		(-)3		(-)242		673
Equipment		2,962		259		(-)1		(-)733		2,487
Construction in progress		—		252		—		—		252

	(Won)	33,182	(Won)	613	(Won)	(-)4	(Won)	1,731	(Won)	32,060

2011

	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		25,818		597		—		(-)1,495		24,920
Vehicles		714		560		(-)1		(-)457		816
Equipment		2,477		1,901		(-)4		(-)1,412		2,962

	(Won)	33,493	(Won)	3,058	(Won)	(-)5	(Won)	(-)3,364	(Won)	33,182

(4) Insured assets as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	Insurance company	2012				2011
		Book value		Insured amount		Book value		Insured amount
Buildings	Samsung Insurance Co., Ltd. and others	(Won)	24,164	(Won)	21,498	(Won)	24,920	(Won)	21,498
Equipment	Meritz Fire Co., Ltd. and others		2,487		1,183		2,962		1,930

		(Won)	26,651	(Won)	22,681	(Won)	27,882	(Won)	23,428

In addition to the above, the Bank carries a commercial liability package and gas liability insurance with a maximum coverage of (Won)80 million per accidental death and (Won)300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

8. OTHER ASSETS:

(1) Details of other assets as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Security deposits	(Won)	29,859	(Won)	26,484
Accounts receivable		44,644		44,557
Accrued income		403,986		408,830
Prepaid expense		133,747		113,184
Deferred income tax assets (Note 19)		452,617		511,907
Derivative assets (Note 16)		973,440		1,199,017
Intangible assets		6,864		6,576
Sundry assets:
Other loans		7,338		7,383
Other suspense payments		1,075		964
Suspense payments on credit		280		682
Membership certificates		6,091		6,091
Others		10		10

	(Won)	2,059,951	(Won)	2,325,685

(2) Changes in intangible assets for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Beginning balance	(Won)	6,576	(Won)	3,675
Increase		1,081		4,201
Amortization		(-)793		(-)1,300

Ending balance	(Won)	6,864	(Won)	6,576

9. BORROWINGS:

(1) Details of borrowings as of June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Call money	(Won)	—	(Won)	67,940
Borrowings in foreign currencies		3,363,936		5,284,238
Debentures		44,673,096		39,203,568

	(Won)	48,037,032	(Won)	44,555,746

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Details of call money and borrowings in foreign currencies as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	Interest rate (%)	2012		2011
Call money:
Local currency	—	(Won)	—	(Won)	20,000
Foreign currencies	—		—		47,940

			—		67,940

Borrowings in foreign currencies:
Borrowings from banks	Three-month LIBOR, plus 1 and others		2,289,997		2,802,534
Commercial papers	0.55-2.05		593,829		2,081,114
Offshore commercial papers	—		—		22,161
Other borrowings (*)	1.25-2.71		480,110		378,429

			3,363,936		5,284,238

		(Won)	3,363,936	(Won)	5,352,178

(*)	As of June 30, 2012 and December 31, 2011, the Bank has provided collateral amounting to (Won)185,623 million and (Won)122,088 million, respectively from Deutsche Bank and others as credit support annex for derivative transactions.

(3) Details of debentures as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	Interest rate (%)	2012		2011
Local currency:
Floating-rate debentures in local currency	CD, plus 0.22 and others	(Won)	1,790,000	(Won)	300,000
Fixed-rate debentures in local currency	3.26-5.27		7,190,000		7,230,000
Discount on debentures			(-)35,581		(-)75,332

		(Won)	8,944,419	(Won)	7,454,668

Foreign currencies:
Floating-rate debentures in foreign currencies	Three-month LIBOR, 1.80 and others	(Won)	2,597,345	(Won)	654,311
Fixed-rate debentures in foreign currencies	0.50-14.00		32,681,629		30,808,522

			35,278,974		31,462,833

Gain on valuation of fair value hedged items, net			758,695		582,789

			36,037,669		32,045,622
Discounts on debentures, net			(-)308,992		(-)296,722

		(Won)	35,728,677	(Won)	31,748,900

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(4) Call money and borrowings in foreign currencies from financial institution as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012						2011
	Call money		Borrowings in foreign currencies		Total		Call money		Borrowings in foreign currencies		Total
Banks	(Won)	—	(Won)	3,317,784	(Won)	3,317,784	(Won)	—	(Won)	4,910,904	(Won)	4,910,904
Others		—		46,152		46,152		67,940		373,334		441,274

	(Won)	—	(Won)	3,363,936	(Won)	3,363,936	(Won)	67,940	(Won)	5,284,238	(Won)	5,352,178

(5) The term structures of borrowings and debentures as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	—
Borrowings in foreign currencies		966,265		461,772		273,189		1,662,710		—		3,363,936

	(Won)	966,265	(Won)	461,772	(Won)	273,189	(Won)	1,662,710	(Won)	—	(Won)	3,363,936

Debentures:
Debentures in local currency	(Won)	2,290,000	(Won)	1,860,000	(Won)	3,600,000	(Won)	1,020,000	(Won)	210,000	(Won)	8,980,000
Debentures in foreign currencies		455,787		3,662,009		3,660,880		13,561,647		13,938,651		35,278,974

	(Won)	2,745,787	(Won)	5,494,785	(Won)	16,666,269	(Won)	10,578,734	(Won)	8,773,399	(Won)	44,258,974

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	(Won)	67,940	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	67,940
Borrowings in foreign currencies		2,088,747		992,129		917,411		1,285,951		—		5,284,238

	(Won)	2,156,687	(Won)	992,129	(Won)	917,411	(Won)	1,285,951	(Won)	—	(Won)	5,352,178

Debentures:
Debentures in local currency	(Won)	530,000	(Won)	1,680,000	(Won)	2,790,000	(Won)	1,830,000	(Won)	700,000	(Won)	7,530,000
Debentures in foreign currencies		2,047,391		1,697,622		4,106,681		9,556,163		14,054,976		31,462,833

	(Won)	2,577,391	(Won)	3,377,622	(Won)	6,896,681	(Won)	11,386,163	(Won)	14,754,976	(Won)	38,992,833

10. OTHER LIABILITIES:

Details of other liabilities as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Accrued severance benefits (Note 13)	(Won)	30,150	(Won)	30,019
Allowances for possible losses on acceptances and guarantees (Note 11)		708,134		773,833
Allowance for possible losses on loan commitments (Note 11)		91,372		100,006
Allowance for others (Note 12)		49,392		48,625
Foreign exchange settlement account—credit		17,671		95,418
Accounts payable		19,930		100,184
Accrued expenses		538,480		498,604
Unearned revenue		339,750		320,819
Guarantees deposits received		109		1,112
Derivative liabilities (Note 16)		1,243,190		992,552
Sundry liabilities		7,013		107,125

	(Won)	3,045,191	(Won)	3,068,297

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

11. ACCEPTANCES, GUARANTEES AND LOAN COMMITMENTS:

(1) Details of acceptances and guarantees as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	125,925	(Won)	122,863
Guarantees for repayment of advances		189,400		143,035
Others		229,641		155,133

		544,966		421,031

Foreign currencies:
Guarantees for performance of contracts		11,070,953		9,827,922
Guarantees for repayment of advances		21,620,792		26,593,100
Acceptances on import credit memorandum		214,943		135,943
Guarantees for foreign liabilities		2,428,809		2,137,294
Others		4,603,007		3,354,485

		39,938,504		42,048,744

	(Won)	40,483,470	(Won)	42,469,775

Unconfirmed acceptances and guarantees:
Letters of credit	(Won)	127,169	(Won)	135,467
Guarantees for foreign liabilities		1,644,004		1,322,499
Guarantees for repayment of advances		13,096,438		17,349,898
Others		431,429		165,595

	(Won)	15,299,040	(Won)	18,973,459

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) As of June 30, 2012 and December 31, 2011, details of allowances for possible losses on acceptances and guarantees outstanding are as follows (Korean won in millions):

	2012					2011
	Acceptances and guarantees		Allowance (*)		Ratio (%)	Acceptances and guarantees		Allowance (*)		Ratio (%)
Confirmed acceptances and guarantees:
Normal	(Won)	38,218,823	(Won)	369,681	0.97	(Won)	39,878,168	(Won)	387,234	0.97
Precautionary		2,160,646		205,301	9.50		2,510,337		231,628	9.23
Substandard		38,662		14,182	36.68		29,543		12,862	43.54
Doubtful		18,299		8,850	48.36		36		17	47.22
Estimated loss		47,040		36,609	77.83		51,691		51,632	99.89

		40,483,470		634,623	1.57		42,469,775		683,373	1.61

Unconfirmed acceptances and guarantees:
Normal		14,125,828		28,772	0.20		17,468,685		33,132	0.19
Precautionary		1,169,850		44,406	3.80		1,499,763		56,886	3.79
Substandard		3,042		265	8.71		4,991		438	8.78
Doubtful		300		64	21.33		—		—	—
Estimated loss		20		4	20.00		20		4	20.00

		15,299,040		73,511	0.48		18,973,459		90,460	0.48

	(Won)	55,782,510	(Won)	708,134	1.27	(Won)	61,443,234	(Won)	773,833	1.26

(*)	The Bank estimated allowances for possible losses on acceptances and guarantees considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowances for possible loan losses.

(3) Changes in allowances for possible losses on acceptances and guarantees for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Beginning balance	(Won)	773,833	(Won)	874,080
Reversal of allowances for possible losses on acceptances and guarantees		(-)63,781		(-)108,071
Changes in foreign exchange rates and others		(-)1,918		7,824

Ending balance		(Won)708,134		(Won)773,833

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(4) Acceptances and guarantees classified by industry as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	21,794,588	53.83	(Won)	13,755,749	89.91	(Won)	35,550,337	63.73
Construction		10,394,237	25.68		475,558	3.11		10,869,795	19.49
Service		4,008,008	9.90		24,113	0.16		4,032,121	7.23
Finance and insurance		1,387,074	3.43		227,289	1.49		1,614,363	2.89
Wholesale and retail		946,373	2.34		37,851	0.25		984,224	1.76
Others		1,953,190	4.82		778,480	5.08		2,731,670	4.90

	(Won)	40,483,470	100.00	(Won)	15,299,040	100.00	(Won)	55,782,510	100.00

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	26,314,289	61.96	(Won)	17,099,226	90.12	(Won)	43,413,515	70.66
Construction		9,141,779	21.53		852,641	4.50		9,994,420	16.27
Service		3,090,900	7.28		76,284	0.40		3,167,184	5.14
Finance and insurance		1,108,314	2.61		142,554	0.75		1,250,868	2.04
Wholesale and retail		931,874	2.19		7,322	0.04		939,196	1.53
Others		1,882,619	4.43		795,432	4.19		2,678,051	4.36

	(Won)	42,469,775	100.00	(Won)	18,973,459	100.00	(Won)	61,443,234	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(5) Acceptances and guarantees classified by risk-possessive country as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

2012

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	37,855,835	93.52	(Won)	13,803,433	90.22	(Won)	51,659,268	92.61
India		325,778	0.80		47,101	0.31		372,879	0.67
Saudi Arabia		293,059	0.72		78,458	0.51		371,517	0.67
Vietnam		51,327	0.13		272,349	1.78		323,676	0.58
Singapore		51,161	0.13		269,596	1.76		320,757	0.58
Indonesia		119,779	0.30		163,133	1.07		282,912	0.51
Yemen		151,655	0.37		—	—		151,655	0.27
Oman		147,110	0.36		—	—		147,110	0.26
Others		438,765	1.08		164,591	1.08		603,356	1.08

		39,434,469	97.41		14,798,661	96.73		54,233,130	97.23

Europe:
France		167,969	0.41		67,197	0.44		235,166	0.42
Russia		—	—		151,158	0.99		151,158	0.27
England		105,831	0.26		—	—		105,831	0.19
Greece		28,044	0.07		—	—		28,044	0.05
Others		3,493	0.01		3,201	0.02		6,694	0.01

		305,337	0.75		221,556	1.45		526,893	0.94

America:
Mexico	(Won)	306,796	0.76	(Won)	68,562	0.45	(Won)	375,358	0.67
Peru		139,074	0.34		—	—		139,074	0.25
Canada		72,803	0.18		2,577	0.01		75,380	0.14

		518,673	1.28		71,139	0.46		589,812	1.06

Africa:
Madagascar		224,991	0.56		—	—		224,991	0.40
Egypt		—	—		207,684	1.36		207,684	0.37

		224,991	0.56		207,684	1.36		432,675	0.77

	(Won)	40,483,470	100.00	(Won)	15,299,040	100.00	(Won)	55,782,510	100.00

Risk-possessive country means the country where an entity burdened with substantial risk belongs to.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	40,120,588	94.47	(Won)	17,517,972	92.33	(Won)	57,638,560	93.81
India		334,515	0.79		47,080	0.25		381,595	0.62
Saudi Arabia		150,134	0.35		133,576	0.70		283,710	0.46
Yemen		158,177	0.37		—	—		158,177	0.26
Jordan		104,676	0.25		5,234	0.03		109,910	0.18
Indonesia		88,741	0.21		21,053	0.11		109,794	0.18
Japan		102,441	0.24		—	—		102,441	0.17
Hong Kong		69,198	0.16		—	—		69,198	0.11
Others		322,717	0.76		717,030	3.78		1,039,747	1.69

		41,451,187	97.60		18,441,945	97.20		59,893,132	97.48

Europe:
France		175,783	0.41		67,168	0.36		242,951	0.39
Russia		—	—		135,321	0.71		135,321	0.22
England		105,785	0.25		—	—		105,785	0.17
Greece		28,833	0.07		—	—		28,833	0.05
Others		3,492	0.01		—	—		3,492	0.01

		313,893	0.74		202,489	1.07		516,382	0.84

America:
Mexico		282,994	0.67		96,759	0.51		379,753	0.62
Peru		144,574	0.34		—	—		144,574	0.23
Canada		52,234	0.12		24,671	0.13		76,905	0.13

		479,802	1.13		121,430	0.64		601,232	0.98

Africa:
Madagascar		224,893	0.53		—	—		224,893	0.36
Egypt		—	—		207,595	1.09		207,595	0.34

		224,893	0.53		207,595	1.09		432,488	0.70

	(Won)	42,469,775	100.00	(Won)	18,973,459	100.00	(Won)	61,443,234	100.00

(6) The ratio of allowances for possible losses on acceptances and guarantees for the six months ended June 30, 2012, and for the years ended December 31, 2011 and 2010, are as follows (Korean won in millions):

	2012.06.30		2011.12.31		2010.12.31
Acceptances and guarantees subject to allowances	(Won)	55,782,510	(Won)	61,443,234	(Won)	68,148,429
Allowances	(Won)	708,134	(Won)	773,833	(Won)	874,080

Ratio (%)		1.27		1.26		1.28

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(7) Details of allowances for possible losses on loan commitment as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Unused line of credit for loan commitments	(Won)	19,788,253	(Won)	15,765,343
Allowances (*)	(Won)	91,372	(Won)	100,006

Ratio (%)		0.46		0.63

(*)	The Bank estimated allowances for possible losses on loan commitment considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowances for possible loan losses.

(8) Changes in allowances for losses on unused loan commitments for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Beginning balance	(Won)	100,006	(Won)	69,055
Provision for possible losses on loan commitment		(-)8,624		30,341
Changes in foreign exchange rates and others		(-)10		610

Ending balance	(Won)	91,372	(Won)	100,006

12. ALLOWANCES FOR OTHERS:

Changes in allowances for others for the six months ended June 30, 2012, and the year ended December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Beginning balance	(Won)	48,625	(Won)	46,582
Increase		960		4,134
Decrease		(-)193		(-)2,091

Ending balance	(Won)	49,392	(Won)	48,625

13. ACCRUED SEVERANCE BENEFITS:

Changes in accrued severance benefits for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

2012

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	30,019	(Won)	3,602	(Won)	(-)3,471	(Won)	30,150

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	25,302	(Won)	7,116	(Won)	(-)2,399	(Won)	30,019

14. SHAREHOLDERS’ EQUITY:

(1) Capital Stock

As of June 30, 2012, the authorized capital and paid-in capital of the Bank are (Won)8,000,000 million and (Won)7,038,055 million, respectively. The Bank’s capital has increased by (Won)779,300 million due to the Government’s contributions with the Korea Expressway Corp. and Korea Finance Corporation’s shares. The Bank does not issue share certificates.

(2) Retained Earnings

1) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates 10% of net earnings for each accounting period as legal reserve, until the accumulated reserve equals to its paid-in capital.

2) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

15. COMMITMENTS AND CONTINGENCIES:

(1) Details of other commitments as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Confirmed acceptances and guarantees	(Won)	40,383,470	(Won)	42,469,775
Unconfirmed acceptances and guarantees		15,299,040		18,973,459
Unused loan commitments		19,485,894		15,301,081
Other commitments		302,359		464,262

	(Won)	75,570,763	(Won)	77,208,577

(2) Litigations

As of June 30, 2012, five lawsuits (litigation value: (Won)28,784 million) were filed by the Bank and four pending litigation as a defendant were filed (litigation value: (Won)2,773 million). The Bank’s management is unable to estimate the impact of these lawsuits and the Bank’s financial position and results of operation do not include the potential impact, if any, from these lawsuits.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(3) Global Medium-Term Note Program (“GMTN”) and Commercial Paper (“CP”) programs

The Bank has been establishing the following programs regarding the issue of foreign currency bond and CP:

1) Established on August 1, 1991, initially, and annually renewed, the U.S. Shelf Program to issue foreign bond under the Securities and Exchange Commission rule of the United States of America with an issuance limit of USD 30 billion;

2) Established on November 6, 1997, initially, and annually renewed, Euro MTN Program to issue mid-to-long-term foreign currency bond with an issuance limit of USD 15 billion;

3) Established on June 20, 2008, initially, and annually renewed, Yen Shelf Program to issue Samurai bond with an issuance limit of USD 3 billion;

4) Established on January 17, 2011, Uridashi Shelf Program to issue Uridashi bond with an issuance limit of USD 5 billion;

5) Established on February 13, 2008, initially, and annually renewed, to issue Malaysian Ringgit-denoted bond of MYR 4 billion;

6) Established on May 31, 2010, Australian Domestic Debt Issuance Program to issue Kangaroo bond with limit of AUD 4 billion; and

7) Established on May 14, 1997 and May 16, 1997, initially, and annually renewed, CP Program to issue CP with issuance limits of USD 4 billion and USD 2 billion, respectively.

(4) Written-off loans

The Bank manages written-off loans that have claims on debtors due to the limitation of statute, uncollected after write-off, etc. The written-off loans as of June 30, 2012 and December 31, 2011, are (Won)499,666 million and (Won)341,522 million, respectively.

16. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING:

(1) Details of derivative instruments as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011
Derivative assets:
Currency forwards	(Won)	407	(Won)	2,833
Currency swaps		417,571		787,705
Interest rate swaps		555,462		408,479

	(Won)	973,440	(Won)	1,199,017

Derivative liabilities:
Currency forwards	(Won)	766	(Won)	12,549
Currency swaps		889,875		614,220
Interest rate swaps		352,549		365,783

	(Won)	1,243,190	(Won)	992,552

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

The Bank holds derivative instruments to hedge changes of fair value and cash flows derived from the interest rate and foreign exchange risks in its loans, debentures and borrowing activities. The Bank use interest rate swaps and currency swaps as hedging instruments.

(2) Details of derivative transactions for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

	Unsettled notional amount as of June 30, 2012 (*)						Unsettled notional amount as of December 31, 2011 (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	(Won)	125,967	(Won)	125,967	(Won)	—	(Won)	841,586	(Won)	841,586	(Won)	—
Currency swaps		15,610,603		1,304,550		14,306,053		14,087,839		1,780,047		12,307,792
Interest rate swaps		16,388,676		1,196,227		15,192,449		12,100,233		578,515		11,521,718

	(Won)	32,125,246	(Won)	2,626,744	(Won)	29,498,502	(Won)	27,029,658	(Won)	3,200,148	(Won)	23,829,510

(*)	For transactions between local currencies and foreign currencies, the unsettled notional amount of transaction is presented using the basic foreign exchange rate on the contract amount in foreign currencies. For transaction between foreign currencies and other foreign currencies, the unsettled notional amount is presented using the basic foreign exchange rate on the contract amount in foreign currencies purchased.

2012

	Gain on valuation of derivatives						Loss on valuation of derivatives						Accumulated gain and loss on valuation of derivatives (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	(Won)	421	(Won)	421	(Won)	—		766	(Won)	766	(Won)	—	(Won)	—
Currency swaps		107,462		3,024		104,438		504,858		102,425		402,433		—
Interest rate swaps		189,138		2,446		186,692		40,501		1,653		38,848		(-)195

	(Won)	297,021	(Won)	5,891	(Won)	291,130	(Won)	546,125	(Won)	104,844	(Won)	441,281	(Won)	(-)195

2011

	Gain on valuation of derivatives						Loss on valuation of derivatives						Accumulated gain and loss on valuation of derivatives (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	(Won)	8,075	(Won)	8,075	(Won)	—	(Won)	2,999	(Won)	2,999	(Won)	—	(Won)	—
Currency swaps		407,595		17,444		390,151		24,352		4,155		20,197		—
Interest rate swaps		95,308		216		95,092		39,792		944		38,848		—

	(Won)	510,978	(Won)	25,735	(Won)	485,243	(Won)	67,143	(Won)	8,098	(Won)	59,045	(Won)	—

(*)	The amount of accumulated gain and loss on valuation of derivatives is after reflection of income tax effect directly in shareholders’ equity.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

Hedged items, for fair value and cash flow hedge accounting purpose, consist of loans, debentures, and borrowings.

The Bank recognized (Won)115,228 million and (Won)125,371 million, respectively, derived from the hedged items as gain on valuation of fair value hedged items and (Won)285,854 million and (Won)170,881 million, respectively, derived from the hedged items as loss on valuation of fair value hedged items in the non-consolidated statement of income for the six months ended June 30, 2012 and 2011.

Fair value hedge ineffectiveness of (Won)20,475 million was recognized in earnings for the six months ended June 30, 2012.

The Bank expects to be exposed to the cash flow fluctuation risk derived from derivatives contract applying cash flow hedge accounting as of June 30, 2012, until June 1, 2016. The Bank recognized (Won)195 million as accumulated other comprehensive income, adjusting tax effect amounting (Won)62 million.

The Bank expects that the portion of gain and loss on valuation of derivatives in accumulated other comprehensive income amounting to (Won)105 million (adjusting tax effect) will be realized due to expiration of derivative contracts, etc., in a year from July 1, 2012.

Related to cash flow hedge ineffectiveness, (Won)(-)199 million was recognized in earnings for the six months ended June 30, 2012.

The Bank discontinued the hedge accounting for a portion of fair value hedge in interest rate swaps and amortized (Won)(-)9,078 million from valuation on fair value hedged item in earnings for the six months ended June 30, 2012.

17. INTEREST INCOME AND EXPENSE:

Average balances of the interest-earning assets and the interest-bearing liabilities, and the related interest income and expenses as of and for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012				2011
	Average balance		Interest income/ expense		Average balance		Interest income/ expense
Interest-earning assets:
Due from banks	(Won)	3,659,606	(Won)	29,937	(Won)	1,098,133	(Won)	14,946
Available-for-sale securities		3,832		1,136		17,293		100
Loans		48,274,023		840,051		39,617,177		633,752

	(Won)	51,937,461	(Won)	871,124	(Won)	40,732,603	(Won)	648,798

Interest-bearing liabilities:
Call money	(Won)	162,064	(Won)	2,609	(Won)	664,624	(Won)	5,861
Borrowings		3,965,368		27,942		2,824,285		19,026
Debentures		42,531,661		686,474		32,665,038		451,859

	(Won)	46,659,093	(Won)	717,025	(Won)	36,153,947	(Won)	476,746

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

18. GENERAL AND ADMINISTRATIVE EXPENSE:

Details of general and administrative expense for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Financial management expenses:
Salaries and wages	(Won)	39,163	(Won)	36,834
Others		20,222		16,948

		59,385		53,782

Fund management expenses		588		480

Other general and administrative expenses:
Accrued severance benefits		3,602		4,570
Special retirement		—		3,849
Depreciation		1,731		1,565
Amortization of intangible assets		793		630
Taxes and dues		14,954		7,274

		21,080		17,888

	(Won)	81,053	(Won)	72,150

19. INCOME TAXES:

(1) The components of income tax expense for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Income tax	(Won)	6,339	(Won)	69,834
Changes in deferred tax arising from temporary differences (*)		59,290		(-)35,037
Deferred tax effects directly charged to equity		(-)26,290		31,168

Income tax expense	(Won)	39,339	(Won)	65,965

(*)	Changes in deferred income taxes due to temporary differences for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Changes in deferred income taxes due to temporary differences:
End of year	(Won)	452,617	(Won)	336,754
Beginning of year		511,907		301,717

	(Won)	(-)59,290	(Won)	35,037

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2)	The income tax expense calculated by applying statutory tax rates to the Bank’s income before income taxes differs from the actual tax expense in the non-consolidated statements of income for the six months ended June 30, 2012 and 2011, for the following reasons:

	2012		2011
Income before income taxes	(Won)	183,416	(Won)	278,892

Income taxes at normal tax rates		40,141		67,478
Adjustment:
Tax-exempt benefits		(-)976		(-)1,824
Non-deduction expense		204		1,298
Tax effects of tax rate change		—		(-)4,073
Others		(-)30		3,086

Income tax expense	(Won)	39,339	(Won)	65,965

Effective tax rate (%)		21.45		23.65

(3) Changes in significant accumulated temporary differences and tax effects for the six months ended June 30, 2012, and for the year ended December 31, 2011, are as follows (Korean won in millions):

2012

	Beginning balance		Decrease		Increase		Ending balance
Temporary differences:
Gain or loss from fair value hedges	(Won)	279,214	(Won)	279,214	(Won)	474,620	(Won)	474,620
Depreciation		4,381		(-)102		496		4,979
Accrued severance benefits		24,700		(-)1		2,016		26,717
Allowances for possible loan losses		1,016,063		1,016,063		966,195		966,195
Gain on valuation of securities using the equity method		(-)53,511		(-)11		(-)9,652		(-)63,152
Loss on valuation of derivatives		124,895		124,895		(-)631,283		(-)631,283
Gain on valuation of derivatives		(-)206,465		(-)206,465		269,750		269,750
Available-for-sale securities (KEB)		(-)118,985		(-)118,985		—		—
Debt-to-equity swap		56,186		—		816		57,002
Allowances for possible losses on acceptances and guarantees		773,833		773,833		708,134		708,134
Allowance for possible losses on loan commitments		100,006		100,006		91,372		91,372
Others		63,479		43,721		3,343		23,101

Total temporary differences	(Won)	2,063,796	(Won)	2,012,168	(Won)	1,875,807	(Won)	1,927,435

Tax effects of temporary differences							(Won)	464,718
The deferred tax effects that were directly charged to equity								(-)12,101

Deferred income tax assets							(Won)	452,617

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

2011

	Beginning Balance (*1)		Decrease		Increase		Ending balance
Temporary differences:
Gain or loss from fair value hedges	(Won)	91,494	(Won)	91,494	(Won)	279,214	(Won)	279,214
Depreciation		4,493		1,010		898		4,381
Accrued severance benefits		20,891		133		3,942		24,700
Allowances for possible loan losses		656,428		656,428		1,016,063		1,016,063
Gain on valuation of securities using the equity method		(-)40,279		—		(-)13,232		(-)53,511
Loss on valuation of derivatives		401,077		401,077		124,895		124,895
Gain on valuation of derivatives		(-)456,013		(-)456,013		(-)206,465		(-)206,465
Available-for-sale securities (KEB)		(-)118,985		—		—		(-)118,985
Debt-to-equity swap		52,888		—		3,298		56,186
Allowance for possible losses on acceptances and guarantees		874,080		874,080		773,833		773,833
Allowance for possible losses on loan commitment		69,055		69,055		100,006		100,006
Others		29,527		13,549		47,501		63,479

Total temporary differences	(Won)	1,584,656	(Won)	1,650,813	(Won)	2,129,953	(Won)	2,063,796

Tax effects of temporary differences							(Won)	497,718
The deferred tax effects that were directly charged to equity (*3)								14,189

Deferred income tax assets (*2,3)							(Won)	511,907

(*1)	The beginning temporary difference presented above may differ from ending temporary difference due to the prior periods’ actual tax returns-related true-up adjustments.
(*2)	The deferred income tax assets are realizable because taxable income of the Bank in future years will exceed the deductible temporary differences.
(*3)	Deferred income assets and liabilities are calculated based on the expected tax rate to be applied at the reversal period of the related assets or liabilities.

(4) Deductible temporary differences not recognized as deferred income tax assets as of December 31, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011		Total
Impairment loss of available-for-sale securities	(Won)	7,113	(Won)	7,113	Realizable period has already passed.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(5) Deferred tax assets and liabilities that were directly charged or credited to accumulate other comprehensive income as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012				2011
	Temporary differences		Deferred tax assets (liabilities)		Temporary differences		Deferred tax assets (liabilities)
Valuation gain (loss) on available-for-sale securities	(Won)	118,123	(Won)	(-)27,143	(Won)	(-)318,605	(Won)	70,093
Valuation gain on equity for securities using the equity method		(-)3,367		791		594		(-)131
Valuation loss on cash flow hedging derivatives		(-)257		62		—		—

	(Won)	114,499	(Won)	(-)26,290	(Won)	(-)318,011	(Won)	69,962

(6) Balances of current tax assets and current tax liabilities as of December 31, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Current tax assets before offsetting	(Won)	45	(Won)	66,123
Current tax liabilities before offsetting		9,154		148,042

Current tax liabilities after offsetting	(Won)	9,109	(Won)	81,919

20. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCY:

(1) Details of assets denominated in foreign currencies as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions and U.S. dollars in thousands):

	2012			2011
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Due from banks	$2,544,120	(Won)	2,935,405	$1,497,531	(Won)	1,727,102
Available-for-sale securities	3,159		3,645	4,341		5,006
Securities using the equity method	219,356		253,093	215,582		248,630
Call loans	232,406		268,150	1,257,141		1,449,861
Notes bought	—		—	29,832		34,406
Bills bought	1,893,615		2,184,853	1,176,638		1,357,016
Loans (*)	30,647,029		35,360,531	29,261,334		33,747,096
Advance for customers	41,522		47,909	61,026		70,381

	$35,581,207	(Won)	41,053,586	$33,503,425	(Won)	38,639,498

(*)	The amounts of loans in the above table exclude deferred loan-origination fees and changes in fair-value-hedged loans.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Details of liabilities denominated in foreign currencies as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions and U.S. dollars in thousands):

	2012			2011
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Call money	$—	(Won)	—	$41,568	(Won)	47,940
Borrowings (*1)	2,920,259		3,369,395	4,588,823		5,292,289
Debentures (*2)	30,576,334		35,278,974	27,280,897		31,462,833

	$33,496,593	(Won)	38,648,369	$31,911,288	(Won)	36,803,062

(*1)	The amounts of borrowings in the above table exclude present-value discounts.
(*2)	The amounts of debentures in the above table exclude discount (premium) on debentures and changes in fair-value-hedged debentures.

Foreign currencies, other than U.S. dollars, are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd.

21. COMPREHENSIVE INCOME:

Comprehensive income for the six months ended June 30, 2012 and 2011, were as follows (Korean won in millions):

	2012		2011
Net income	(Won)	144,077	(Won)	212,927
Change in fair value of available-for-sale securities, net of tax effect of (Won)(-)27,143 million in 2012 and (Won)31,391 million in 2011		90,980		(-)111,291
Change in capital by securities using the equity method, net of tax effect of (Won)791 million in 2012 and (Won)(-)222 million in 2011		(-)2,576		788
Change in fair value of cash flow hedging derivatives, net of tax effect of (Won)62 million in 2012		(-)195		—

Comprehensive income	(Won)	232,286	(Won)	102,424

22. TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

(1) The Bank has related parties as of June 30, 2012 and December 31, 2011, as follows (Korean won in millions):

			Capital
	Number of shares	Ownership (%)	2012		2011
KEXIM Bank UK Limited	20,000,000	100.00	(Won)	35,792	(Won)	35,545
KEXIM Vietnam Leasing Co. (*)	—	100.00		14,999		14,993
PT. KOEXIM Mandiri Finance	442	85.00		6,354		6,609
KEXIM Asia Limited	30,000,000	100.00		34,614		34,599
CGIF (*)	—	14.29		115,380		727,848

(*)	This entity does not issue share certificates.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Significant transactions with the related parties for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

2012

	Interest income		Interest expenses		Commission income		Other income/ expense
KEXIM Bank UK Limited	(Won)	697	(Won)	146	(Won)	—	(Won)	(-)214
KEXIM Vietnam Leasing Co.		522		—		1		—
PT. KOEXIM Mandiri Finance		972		—		—		—
KEXIM Asia Limited		684		—		37		427

	(Won)	2,875	(Won)	146	(Won)	38	(Won)	213

2011

	Interest income		Interest expenses		Commission income		Other income/ expense
KEXIM Bank UK Limited	(Won)	945	(Won)	139	(Won)	—	(Won)	—
KEXIM Vietnam Leasing Co.		357		—		1		—
PT. KOEXIM Mandiri Finance		605		—		—		—
KEXIM Asia Limited		473		—		39		—

	(Won)	2,380	(Won)	139	(Won)	40	(Won)	—

(3) Significant balances with the related parties as of June 30, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012		2011		2012		2011
	Loans in foreign currencies				Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	218,486	(Won)	144,162	(Won)	5,769	(Won)	5,767
KEXIM Vietnam Leasing Co.		104,534		90,534		—		—
PT. KOEXIM Mandiri Finance		176,531		164,922		—		—
KEXIM Asia Limited		125,988		128,308		—		—

	(Won)	625,539	(Won)	527,926	(Won)	5,769	(Won)	5,767

23. NON-CONSOLIDATED STATEMENTS OF CASH FLOWS:

(1) Due from banks in the non-consolidated statements of cash flows as of June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Due from banks in local currency	(Won)	1,236,794	(Won)	635,138
Due from banks in foreign currencies		2,935,405		275,669

	(Won)	4,172,199	(Won)	910,807

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011, AND

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(2) Significant transactions not involving cash inflows or outflows for the six months ended June 30, 2012 and 2011, were as follows (Korean won in millions):

	2012		2011
Change in fair value of available-for-sale securities	(Won)	90,980	(Won)	111,291
Change in capital by securities using the equity method		(-)2,576		(-)788
Acquisition of securities through investment in kind		779,300		1,000,000

The cash and cash equivalents in the non-consolidated statements of cash flows are same as cash and cash equivalents in the non-consolidated statements of financial position.

24. VALUE-ADDED INFORMATION:

Details of accounts included in the computation of value-added information for the six months ended June 30, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Salaries and wages	(Won)	39,163	(Won)	36,834
Rent		342		256
Depreciation		1,731		1,565
Amortization of intangible assets		793		630
Taxes and dues		14,954		7,274

	(Won)	56,983	(Won)	46,559

25. PLANNING AND ADOPTION OF K-IFRS:

The Bank plans to issue financial statements prepared in accordance with Korean International Financial Reporting Standards (“K-IFRS”) in 2013. The Bank has been outsourced to external advisors in April 2011 to proceed with the analysis of major changes in accounting policies and to set up the new K-IFRS system. The areas of accounting under the current financial statements for which the application of K-IFRS is expected to give rise to significant differences include loss provisions, financial instruments and employee benefits, among others.

THE REPUBLIC OF KOREA

Land and History

Political History

In December 2012, the country elected Park Geun-hye as President. She will commence her term on February 25, 2013.

Government and Politics

Relations with North Korea

In December 2012, North Korea successfully launched a satellite into orbit using a long-range rocket after an unsuccessful attempt in April 2012, despite concerns in the international community that such a launch would be in violation of the recent agreement with the United States as well as United Nations Security Council resolutions that prohibit North Korea from conducting launches that use ballistic missile technology. In February 2013, North Korea announced that it had successfully conducted a third nuclear test, which increased tensions in the region. In response, the United Nations Security Council strongly condemned North Korea for the nuclear test.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Any further increase in tensions, which may occur, for example, if North Korea experiences a leadership crisis, high level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2012 was 2.5% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.0%, exports of goods and services increased by 3.9% and gross domestic fixed capital formation increased by 0.8%, each compared with the corresponding period of 2011.

Based on preliminary data, GDP growth in the third quarter of 2012 was 1.5% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.0% and exports of goods and services increased by 2.9%, but gross domestic fixed capital formation decreased by 2.3%, each compared with the corresponding period of 2011.

Prices, Wages and Employment

The inflation rate was 3.0% in the first quarter of 2012, 2.4% in the second quarter of 2012, 1.6% in the third quarter of 2012 and 1.7% in the fourth quarter of 2012. The unemployment rate was 3.8% in the first quarter of 2012, 3.3% in the second quarter of 2012 and 3.0% in the third quarter of 2012.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 1,854.0 on June 29, 2012, 1,882.0 on July 31, 2012, 1,905.1 on August 31, 2012, 1,996.2 on September 28, 2012, 1,912.1 on October 31, 2012, 1,932.9 on November 30, 2012, 1,997.1 on December 28, 2012, 1,961.9 on January 31, 2013 and 1,985.8 on February 19, 2013.

Monetary Policy

Interest Rates

The Bank of Korea cut its policy rate to 3.0% from 3.25% on July 12, 2012, which was further lowered to 2.75% on October 11, 2012, in order to address the sluggishness of the global and domestic economy.

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,153.8 to US$1.00 on June 29, 2012, Won 1,136.2 to US$1.00 on July 31, 2012, Won 1,134.6 to US$1.00 on August 31, 2012, Won 1,118.6 to US$1.00 on September 28, 2012, Won 1,094.1 to US$1.00 on October 31, 2012, Won 1,084.7 to US$1.00 on November 30, 2012, Won 1,072.5 to US$1.00 on December 28, 2012, Won 1,082.7 to US$1.00 on January 31, 2013 and Won 1,082.6 to US$1.00 on February 19, 2013.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$41.0 billion in the first eleven months of 2012. The current account surplus in the first eleven months of 2012 increased from the current account surplus of US$23.3 billion in the corresponding period of 2011, primarily due to (i) a surplus of US$2.7 billion from the service account in the first eleven months of 2012 compared to a deficit of US$5.4 billion in the corresponding period of 2011 and (ii) an increase in surplus from the goods account to US$36.4 billion in the first eleven months of 2012 from US$28.7 billion in the corresponding period of 2011.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$26.6 billion in the first eleven months of 2012. Exports decreased by 0.9% to US$503.1 billion and imports decreased by 0.5% to US$476.5 billion from US$507.5 billion of exports and US$478.9 billion of imports, respectively, in the corresponding period of 2011.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$327.0 billion as of December 31, 2012.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-180273.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$500,000,000 aggregate principal amount and will mature on February 27, 2018 (the “Maturity Date”). The Notes will bear interest at the rate of 1.750% per annum, payable semi-annually in arrears on February 27 and August 27 of each year (each an “Interest Payment Date”). The first interest payment on the Notes will be made on August 27, 2013 in respect of the period from (and including) February 27, 2013 to (but excluding) August 27, 2013. Interest on the Notes will accrue from February 27, 2013. If any Interest Payment Date or any Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding an Interest Payment Date for such Note. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

The summary of Korean tax considerations included in this prospectus supplement and accompanying prospectus applies to you so long as you are not:

•	a resident of Korea;

•	a corporation having its head office, principal place of business, or place of effective management place in Korea (a Korean corporation); or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”), provided that such foreign currency denominated bonds are deemed to be issued outside of Korea for the purpose of the STTCL. The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Shin & Kim, our Korean counsel, the Notes qualify as “foreign currency denominated bonds issued outside of Korea” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL¸ provided that such interest is not paid to your permanent establishment in Korea, if any.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a local income surtax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including local income surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including local income surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 16.5%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of tax residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of tax residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income.

Furthermore, effective from July 1, 2012, the amended Corporate Income Tax Law of Korea requires the beneficial owner to submit an application for entitlement to a preferential tax rate together with evidence of tax residence (including a certificate of tax residence of the beneficial owner issued by a competent authority of the country of tax residence of the beneficial owner) to a withholding obligor paying Korean source income in order to benefit from the available reduced rate pursuant to the relevant tax treaty. Subject to certain exceptions, the amended law also requires an overseas investment vehicle (which is defined as an organization established in a foreign jurisdiction that manages funds collected through investment solicitation by way of acquiring, disposing, or otherwise investing in proprietary targets and then distributes the outcome of such management to investors) to obtain the application for entitlement to a preferential tax rate from the beneficial owners and submit a report of overseas investment vehicle to the withholding obligor, together with a detailed statement on the beneficial owner of the income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which generally exempts capital gains from tax in Korea, generally would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated February 20, 2013 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Merrill Lynch, Pierce, Fenner & Smith Incorporated and SEB Enskilda Inc. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of the Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	US$	250,000,000
SEB Enskilda Inc.		250,000,000

Total	US$	500,000,000

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering prices described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. Application has been made to the SGX-ST for the listing and quotation of the Notes. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$496,860,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$200,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about February 27, 2013, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA; or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA, or (in the case of such trust), where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer occurs by operation of law; or

(4) pursuant to Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)8,000 billion. As of February 19, 2013, our paid-in capital was (Won)7,158 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on February 5, 2013. On February 18, 2013, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

CUSIP	ISIN	Common Code
302154 BG3	US302154BG39	089602378

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Youngdeungpo-gu

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
8th Floor, State Tower Namsan 100 Toegye-ro, Jung-gu Seoul 100-052 Korea	c/o 39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

737 Yeoksam-dong

Gangnam-gu, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542